                                                                   EXHIBIT 10.48


                          Lease and Security Agreement

                                 by and between

                      Nationwide Health Properties, Inc.,
                            a Maryland corporation,

                                 as "Landlord"

                                      and

                    New Crossings International Corporation,
                              a Nevada corporation

                                  as "Tenant"



                              Dated March 27, 1996

                               TABLE OF CONTENTS

                                                                                                            Page
1.  Term    . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2
    1.1   Term  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2
    1.2   Renewal Terms   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  3
    1.3   Construction of Facility  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  4

2.  Rent    . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  4
    2.1   Construction Period Rent  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  4
    2.2   Stub Period and Initial Operating Term Minimum Rent   . . . . . . . . . . . . . . . . . . . . . .  5
    2.3   Operating Term Additional Rent  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  6
    2.4   Renewal Term Minimum Rent   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  8
    2.5   Renewal Term Additional Rent  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  9
    2.6   Total Rent  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  9
    2.7   Rent Cap and Floor  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
    2.8   Proration for Partial Periods   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
    2.9   Form for Additional Rent  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
    2.10  Absolute Net Lease  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12

3.  Taxes, Assessments and Other Charges  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
    3.1   Tenant's Obligations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
    3.2   Proration   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
    3.3   Right to Protest  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
    3.4   Tax Bills   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
    3.5   Other Charges   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14

4.  Insurance   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
    4.1   General Insurance Requirements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
    4.2   Course of Construction; Fire and Other Casualty   . . . . . . . . . . . . . . . . . . . . . . . .  15
    4.3   Public Liability  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
    4.4   Professional Liability Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
    4.5   Workers Compensation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
    4.6   Boiler Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
    4.7   Business Interruption Insurance   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
    4.8   Deductible Amounts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18

5.  Use, Maintenance and Alteration of the Premises   . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
    5.1   Tenant's Maintenance Obligations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
    5.2   Regulatory Compliance   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
    5.3   Permitted Use   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
    5.4   [Intentionally Omitted]   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
    5.5   No Liens; Permitted Contests  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22

    5.6   Alterations by Tenant   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
    5.7   Capital Improvements Funded by Landlord   . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
    5.8   Compliance With IRS Guidelines  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24

6.  Condition And Title Of Premises   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25

7.  Landlord and Tenant Personal Property   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
    7.1   Tenant Personal Property  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
    7.2   Landlord's Security Interest  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
    7.3   Financing Statements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
    7.4   Intangible Property   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28

8.  Representations And Warranties  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
    8.1   Due Authorization And Execution   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
    8.2   Due Organization  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
    8.3   No Breach of Other Agreements   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29

9.  Financial, Management and Regulatory Reports  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
    9.1   Monthly Facility Reports  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
    9.2   Quarterly Financial Statements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
    9.3   Annual Financial Statement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
    9.4   Accounting Principles   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
    9.5   Regulatory Reports  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30

10. Events of Default and Landlord's Remedies   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
    10.1  Events of Default   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
    10.2  Remedies  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
    10.3  Receivership  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
    10.4  Late Charges  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
    10.5  Remedies Cumulative; No Waiver  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
    10.6  Performance of Tenant's Obligations by Landlord   . . . . . . . . . . . . . . . . . . . . . . . .  39

11. Security Deposit  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40

12. Damage by Fire or Other Casualty  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
    12.1  Reconstruction Using Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
    12.2  Surplus Proceeds  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
    12.3  No Rent Abatement   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41

13. Condemnation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
    13.1  Complete Taking   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
    13.2  Partial Taking  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
    13.3  Lease Remains in Effect   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42

14. Provisions on Termination of Term   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
    14.1  Surrender of Possession . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43

    14.2  Removal of Personal Property  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
    14.3  Title to Personal Property Not Removed  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
    14.4  Management of Premises  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
    14.5  Correction of Deficiencies  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44

15. Notices and Demands   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45

16. Right of Entry; Examination of Records  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46

17. Landlord May Grant Liens  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46

18. Quiet Enjoyment   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47

19. Applicable Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47

20. Preservation of Gross Revenues  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  48

21. Hazardous Materials   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49
    21.1  Hazardous Material Covenants  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49
    21.2  Tenant Notices to Landlord  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49
    21.3  Extension of Term   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50
    21.4  Participation in Hazardous Materials Claims   . . . . . . . . . . . . . . . . . . . . . . . . . .  50
    21.5  Environmental Activities  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  51
    21.6  Hazardous Materials   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  51
    21.7  Hazardous Materials Claims  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  52
    21.8  Hazardous Materials Laws  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  52

22. Assignment and Subletting   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  52

23. Indemnification   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  55

24. Holding Over  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  56

25. Estoppel Certificates   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  56

26. Conveyance by Landlord  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  57

27. Waiver of Jury Trial  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  57

28. Attorneys' Fees   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  57

29. Severability  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  57

30. Counterparts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  57

31. Binding Effect  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  58

32. Waiver and Subrogation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  58

33. Memorandum of Lease   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  58

34. Incorporation of Recitals and Attachments   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  58

35. Titles and Headings   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  58

36. Usury Savings Clause  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  58

37. Joint and Several   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  59

38. Survival of Representations, Warranties and Covenants   . . . . . . . . . . . . . . . . . . . . . . . .  59

39. Interpretation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  59

CONSTRUCTION ADDENDUM   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  62

40. Development Advance   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  62

41. Conditions to Initial Disbursement of Development Advance   . . . . . . . . . . . . . . . . . . . . . .  62

42. Satisfaction of Initial Disbursement Conditions   . . . . . . . . . . . . . . . . . . . . . . . . . . .  63

43. Conditions to All Disbursements of Development Advance  . . . . . . . . . . . . . . . . . . . . . . . .  63

44. Use of Development Advance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  64

45. Shortage  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  65

46. Change Orders   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  65

47. Liens   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  65

48. Substantial Completion Date   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  65

49. Tenant's Purchase Obligation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  66

50. Completion by Landlord  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  66

51. Stub Period Commencement Date   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  66

52. Third-Party Servicer  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  66

53. No Waiver   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  67

54. Survey  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  67

55. Landlord's Property   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  67

56. Documents and Information   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  67

57. Design Materials and Workmanship  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  67

58. Correction of Defects   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  67


EXHIBITS
EXHIBIT A - LEGAL DESCRIPTION
EXHIBIT B - APPRAISAL PROCESS
EXHIBIT C - PERMITTED EXCEPTIONS
EXHIBIT D - GROUP LEASES

                          Lease and Security Agreement

    THIS LEASE AND SECURITY AGREEMENT ("Lease") is made and entered into as of the 27th day of March, 1996 by and between Nationwide Health Properties, Inc., a Maryland corporation ("Landlord"), and New Crossings International Corporation, a Nevada corporation ("Tenant").


                              W I T N E S S E T H:


    WHEREAS, Landlord is the owner of that certain unimproved real property, located in Tacoma, Washington and more specifically described in Exhibit "A" attached hereto. The foregoing property owned by Landlord and any improvements constructed thereon shall be collectively referred to in this Lease as the "Premises";

    WHEREAS, Landlord desires to lease the Premises to Tenant, and Tenant desires to lease the Premises from Landlord; and

    WHEREAS, pursuant to that certain Side Letter Agreement dated December 15, 1995, between Landlord and Tenant, Landlord and Tenant desire Tenant to construct, on the Premises, a residential and/or healthcare and/or long-term care facility which provides various services for the infirm, frail and/or elderly, including, without limitation, residential, assistance with daily living functions, long term healthcare services and other medically related services (collectively, "ALF/ILF") licensed for seventy (70) units (the "Facility") and Landlord will fund construction of the Facility pursuant to the Construction Addendum attached hereto and incorporated herein (the "Construction Addendum").

    WHEREAS, Crossings International Corporation, a Washington corporation ("Guarantor"), has agreed to guarantee Tenant's obligations under this Lease.

    NOW THEREFORE, in consideration of the mutual covenants, conditions and agreements set forth herein, Landlord hereby leases and lets unto Tenant the Premises for the term and upon the conditions and provisions hereinafter set forth.


    1.  Term; Construction of Facility.

        1.1   Term.

            1.1.1 The "Construction Period" of this Lease shall commence on the date Landlord advances the Purchase Price and other funds pursuant to that certain Purchase and Sale Agreement dated March 22, 1996 between Landlord as buyer and Tenant as seller and shall end on the day immediately prior to the first day of the Stub Period. Once it has been determined, the parties shall enter into an amendment to this Lease confirming the commencement date.

            1.1.2 The "Stub Period" of this Lease shall commence on the Stub Period Commencement Date (as defined in Section 51 of the Construction Addendum) and shall end December 31 of that year.

            1.1.3 The "Initial Operating Term" of this Lease shall commence on the January 1 of the year following the year in which the Stub Period Commencement Date occurs and shall end on December 31, 2015 unless earlier terminated in accordance with the provisions hereof.

            1.1.4 The Initial Operating Term and all Renewal Terms are referred to collectively as the "Operating Period", and the Construction Period, the Stub Period and the Operating Period are referred to collectively as the "Term".

        1.2 Renewal Terms. The Operating Period may be extended for three (3) separate renewal terms (each a "Renewal Term") of ten (10) years each, upon the satisfaction of all of the following terms and conditions:

            1.2.1 Not more than thirty (30) days before or after the date which is fifteen (15) months prior to the end of the then current Term, Tenant shall give Landlord written notice that Tenant desires to determine the applicable Minimum Rent for a subsequent Renewal Term pursuant to the provisions of Section 2.4 below for the purpose of evaluating whether Tenant desires to exercise its right to extend the then current Term for one (1) Renewal Term. On or before the date which is twelve (12) months prior to the end of the then current Term, Tenant shall give Landlord written notice if Tenant desires to exercise its right to extend the then current Term for one (1) Renewal Term.

            1.2.2 There shall be no continuing Event of Default under this Lease, either on the date of Tenant's notices to Landlord pursuant to
        Section 1.2.1 above, or on the last day of the then current Term.

            1.2.3 Concurrently with the notices required under Section 1.2.1, Tenant shall give notices with respect to the renewal or extension of the then current term of the Group Facilities (as defined and described on Exhibit "D" attached hereto. Tenant hereby acknowledges that the exercise of its renewal option set forth in this Section 1.2 is contingent upon the concurrent exercise of all of

        Tenant's renewal or extension options with respect to the Group Facilities. In no event shall Tenant be entitled to exercise its renewal options under this Section 1.2 unless Tenant concurrently exercises its renewal and extension options with respect to the Group Facilities.

            1.2.4 All other provisions of this Lease shall remain in full force and effect and shall continuously apply throughout the Renewal Term(s).

        1.3 Construction of Facility. Tenant shall construct the Facility, and Landlord shall fund such construction, in accordance with the Construction Addendum.

    2. Rent. Tenant shall pay to Landlord minimum rent ("Minimum Rent") and additional rent ("Additional Rent") as follows:

        2.1 Construction Period Rent. During the Construction Period, Minimum Rent shall accrue as follows, monthly, in arrears:

            2.1.1 Prior to the date of the first disbursement of the Development Advance rent shall accrue at the monthly rate of $3,354.17 compounded monthly at ten percent (10%) per annum.

            2.1.2 Beginning with the first business day of the month following the first disbursement of the Development Advance, and on the first business day of each month thereafter, the Minimum Rent shall be calculated separately for each disbursement of the Development Advance as follows: (i) the amount of each such disbursement of the Development Advance multiplied by (ii) the average (determined as a 20 trading-day average) of (x) a percentage equal to two hundred ninety-five (295) basis points over the then dividend yield on the common stock of Landlord, and (y) a percentage equal to three hundred eighty

        (380) basis points over the 10 year United States Treasury Rate, where the amounts set forth in subsections (x) and (y) are calculated on the date of the each such individual disbursement. The Minimum Rent calculated for each individual disbursement of the Development Advance shall compound monthly in arrears at the rate so calculated for each individual disbursement.

            2.1.3 During the Construction Period, Minimum Rent shall be the sum of the Minimum Rent calculated pursuant to Section 2.1.1 and the Minimum Rent amounts for each disbursement of the Development Advance calculated pursuant to Section 2.1.2.

        2.1.4 Landlord shall provide Tenant with a statement of accrued rent within a reasonable time after Tenant's written request.

    2.2 Stub Period and Initial Operating Term Minimum Rent. During the Stub Period and the Initial Operating Term, Tenant shall pay to Landlord Minimum Rent equal to Landlord's Original Investment multiplied by the Blended Rate. As used in this Lease, "Landlord's Original Investment" equals the sum of (i) The Land Acquisition Cost, (ii) the sum of all disbursements under the Development Advance, and (iii) all Accrued Construction Period Rent. As used in this Lease, the "Land Acquisition Cost" equals the sum of $402,500. As used in this Lease, "Accrued Construction Period Rent" equals all accrued but unpaid rent during the Construction Period. As used in this Lease, the "Blended Rate" equals the weighted average of the 10% rate for the Land Acquisition Cost and the rates at which each of the disbursements of the Development Advance have been made, weighted according to the amount of the disbursement, without taking into account the amount of time such advance has been outstanding.

Such Minimum Rent with respect to each month shall be paid in advance on the first business day of each such calendar month. At the request of either party, the parties shall enter into an amendment to this Lease confirming the amount of Initial Operating Period Rent payable hereunder.

        2.3   Operating Term Additional Rent.

            2.3.1 Commencing with the first Lease Year of the Operating Period, Tenant agrees to pay Additional Rent to Landlord on a quarterly basis in arrears no more than 45 days after the end of each quarter of each Lease Year, as applicable. Such Additional Rent shall be Landlord's Original Investment multiplied by (i) in the first year of the Operating Period, the number of months in the stub period (expressed as a decimal, based on a 30 day month) divided by twelve
        (12) multiplied by twenty (20) basis points per annum (the "Year One Factor"), (ii) in the second year of the Operating Period, the Year One Factor plus twenty (20) basis points per annum, (iii) the third year of the operating period and thereafter (including any renewal terms), the Year One Factor plus forty (40) basis points per annum.

            2.3.2 Commencing with the fourth Lease Year of the Operating Period and continuing thereafter during the Initial Operating Term, Tenant agrees to pay, in addition to the Additional Rent provided in
        Section 2.3.1, Additional Rent to Landlord on a quarterly basis in arrears no more than 45 days after the end of each quarter of the Lease Year. Such Additional Rent shall be equal to the sum of (i) ten percent (10%) of the amount by which the Gross Revenues for the Lease Year through the applicable quarter exceed the prorated Gross Revenues for the applicable portion of the Base Year and (ii) five percent
        (5%) of the amount by which the Gross Medicare Home Health Revenues for the Lease Year through the applicable quarter exceed the prorated Gross Medicare Home Health Revenues for the applicable portion of the Base Year and (iii) five percent (5%) of the amount by which the Gross Non-Medicare Home Health Revenues for the Lease Year through the applicable quarter exceed the prorated Gross Non-Medicare Home Health Revenues for the applicable portion of the Base Year.

            2.3.3 "Gross Revenues" shall be calculated according to generally accepted accounting principles consistently applied ("GAAP") and shall be defined as all revenues generated by the operation, sublease and/or use of the Premises in any way, excluding (i) contractual allowances during the Term for billings not paid by or received from the appropriate governmental agencies or third party providers; (ii) all proper resident billing credits and adjustments according to GAAP relating to health care accounting; (iii) federal, state or local sales or excise taxes and any tax based upon or measured by said revenues which is added to or made a part of the amount billed to the resident or other recipient of such services or goods, whether included in the billing or stated separately; (iv) Gross Medicare Home Health Revenues; and (v) Gross Non-Medicare Home Health Revenues.

            2.3.4 "Gross Medicare Home Health Revenues" shall be calculated according to GAAP and shall be defined as all revenues not disallowed by the Medicare program (or any successor program) for Medicare home health services provided by Tenant or any Affiliate of Tenant to the residents of the Premises.

            2.3.5 "Gross Non-Medicare Home Health Revenues" shall be calculated according to GAAP and shall be defined as all revenues generated by Tenant or any Affiliate of Tenant for non-Medicare home health services to the residents of the Premises, excluding Gross Medicare Home Health Revenues.

            2.3.6 "Lease Year" shall be defined as the successive twelve (12) month periods commencing on the date of the first day of the Operating Period.

            2.3.7 The "Base Year" during the Initial Operating Term shall mean the third Lease Year of the Operating Period.

        2.4 Renewal Term Minimum Rent. The Minimum Rent for each Renewal Term shall be expressed as an annual amount but shall be payable in advance in equal monthly installments on the first business day of each calendar month. Such annual Minimum Rent shall be equal to the product of:

            2.4.1 the greater of (i) the fair market value of the Premises on the date of Tenant's notice of exercise to extend for a Renewal Term pursuant to Section 1.2.1 or (ii) Landlord's Original Investment in the Premises, as increased by any amount advanced by Landlord pursuant to
        Section 5.7 below and as decreased by any net award paid to Landlord pursuant to Section 13.2 below, both as applicable.

            2.4.2 a percentage equal to three hundred twenty-five (325) basis points over the 10 year United States Treasury rate as determined on a 30-day trading average immediately prior to the date of Tenant's notice of exercise pursuant to Section 1.2.1.

If within ten (10) days of the date of Tenant's notice of exercise to determine the applicable Minimum Rent for a subsequent Renewal Term pursuant to Section 1.2.1, Landlord and Tenant are unable to agree on the fair market value of the Premises for purposes of this calculation, such fair market value shall be established by the appraisal process described on Exhibit "B" attached hereto. The Minimum Rent for the applicable Renewal Term must be finally determined by such appraisal process on or before twelve (12) months prior to the expiration of the then current Term or Tenant shall lose its right to extend the Term. Landlord and Tenant acknowledge and agree that this Section is designed to establish a fair market Minimum Rent for the Premises during the applicable Renewal Terms.

        2.5 Renewal Term Additional Rent. Except during the first Lease Year of any Renewal Term, Tenant shall pay to Landlord Additional Rent in each Renewal Term on a quarterly basis in arrears no more than 45 days after the end of each Lease Year quarter. The Additional Rent for each Renewal Term shall be calculated as provided in Section 2.3 except that the Base Year for the purpose of determining Additional Rent pursuant to Section 2.3.2 shall be the first Lease Year of the applicable Renewal Term.

        2.6 Total Rent. For all purposes of calculating and paying Minimum Rent and Additional Rent under this Lease, the total of the Minimum Rent plus Additional Rent payable by Tenant in any Lease Year will not be less than the total Minimum Rent plus Additional Rent paid by Tenant for the previous Lease Year.

        2.7   Rent Cap and Floor. During the Operating Period:

            2.7.1 Notwithstanding any of the other terms of this Section 2 but subject to Sections 2.7.2 and 2.7.4 below, the total of the Minimum Rent and Additional Rent due during each Lease Year shall not increase from one Lease Year to the next by an amount in excess of (i) three and one-half percent (3.5%), multiplied by (ii) the sum of the Minimum Rent and the Additional Rent due during the immediately preceding Lease Year.

            2.7.2 The terms of Section 2.7.1 above shall have no applicability in determining the calculation of the Minimum Rent or Additional Rent due during the first Lease Year of any Renewal Term.

            2.7.3 Notwithstanding any of the other terms of this Lease but subject to Section 2.7.4, in no event shall the Minimum Rent in the first Lease Year of any Renewal Term exceed one hundred fifteen percent (115%) of the total Minimum Rent plus Additional Rent due for the last Lease Year in the Initial Operating Term or preceding Renewal Term, as applicable.

            2.7.4 Notwithstanding any of the other terms of this Section 2, the terms of Section 2.6 above shall continue to apply such that the sum of the Minimum Rent and the Additional Rent due during any Lease Year shall in no event be less than the sum of the Minimum Rent and the Additional Rent due during the immediately preceding Lease Year.

            2.7.5 To the extent that Section 2.7.1 above operates to limit the rent for any Lease Year, the amount of rent which would have otherwise been paid or payable by Tenant will be carried forward on a cumulative basis and will be paid by Tenant to Landlord in any subsequent Lease Year (other than the first Lease Year of a Renewal Term) to the extent that the total of the Minimum Rent and Additional Rent for such Lease Year is less than one hundred three and one-half percent (103.5%) of the total of the Minimum Rent and Additional Rent for the then immediately preceding Lease Year.

            2.7.6 To the extent that Section 2.7.3 above operates to limit the Minimum Rent for any Renewal Term, the amount of rent which would have otherwise been paid or payable by Tenant in such Renewal Term will be carried forward and will be paid by Tenant to Landlord in the subsequent Renewal Term (evenly divided over all of the months in such subsequent Renewal Term) to the extent that the Minimum Rent for such subsequent Renewal Term is less than one hundred fifteen percent (115 %) of the total of the Minimum Rent and Additional Rent for the last Lease Year in the preceding Renewal Term.

            2.7.7 Within sixty (60) days of the end of each Lease Year, Tenant shall deliver to Landlord a report in a form mutually agreed upon by Landlord and Tenant, certified by an officer or general partner of Tenant, as applicable, setting forth the calculations required by the application of this Section 2.7. If said report provides that Tenant owes Landlord any sum of money, Tenant shall accompany such report delivered to Landlord with such funds. If said report provides that Landlord owes Tenant any sum of money, such sum shall be applied as a credit against future installments of Minimum Rent and Additional Rent due from Tenant to Landlord; provided, however, if such sum is owed by Landlord to Tenant with respect to the last Lease Year of the Term, Landlord shall pay such sum to Tenant within thirty (30) days of Landlord's receipt of the report in question.

            2.7.8 For the purpose of comparing the total of Minimum Rent and Additional Rent from Lease Year to Lease Year pursuant to Sections
        2.7.1 and 2.7.4 above, the increase in Minimum Rent by reason of any disbursement by Landlord pursuant to Sections 5.1.5 or 5.7 of the Lease shall be treated as follows: (i) for the purpose of comparing the total rent in the Lease Year in which such disbursement is made against the total rent in the preceding Lease Year, such increase in Minimum Rent shall be ignored, and (ii) for the purpose of comparing the total rent in the Lease Year in which such disbursement is made to the total rent in the following Lease Year, such increase in Minimum Rent shall be deemed effective on the first day of the Lease Year in which the disbursement is made.

        2.8 Proration for Partial Periods. The rent for any month during the Term which begins or ends on other than the first or last calendar day of a calendar month shall be prorated based on actual days elapsed.

        2.9 Form for Additional Rent. Tenant shall accompany each payment of Additional Rent with a completed calculation supporting such payment in a form mutually approved by Landlord and Tenant.

        2.10 Absolute Net Lease. All rent payments shall be absolutely net to the Landlord free of taxes (as described in Section 3.1 hereof), assessments, utility charges, operating expenses, refurnishings, insurance premiums or any other charge or expense in connection with the Premises. All expenses and charges, whether for upkeep, maintenance, repair, refurnishing, refurbishing, restoration, replacement, insurance premiums, taxes, utilities, and other operating or other charges of a like nature or otherwise, shall be paid by Tenant. This provision is not in derogation of the specific provisions of this Lease, but in expansion thereof and as an indication of the general intention of the parties hereto. Tenant shall continue to perform its obligations under this Lease even if Tenant claims that Tenant has been damaged by any act or omission of Landlord. Therefore, Tenant shall at all times remain obligated under this Lease without any right of set-off, counterclaim, abatement, deduction, reduction or defense of any kind, except in the event that Landlord breaches its obligations under
Section 18 or as otherwise expressly provided therein. Tenant's sole right to recover damages against Landlord by reason of a breach or alleged breach of Landlord's obligations under this Lease shall be to prove such damages in a separate action against Landlord.


3.  Taxes, Assessments and Other Charges:

        3.1 Tenant's Obligations. Tenant agrees to pay and discharge (including the filing of all required returns) any and all taxes (including but not limited to real estate and personal property taxes, business and occupational license taxes, ad valorem sales, use, single business, gross receipts, transaction privilege, rent or other excise taxes, but not including taxes, if any, based on Landlord's net income) and other assessments levied or assessed against the Premises or any interest therein during the Term, prior to delinquency or imposition of any fine, penalty, interest or other cost.

        3.2 Proration. At the commencement and at the end of the Term, all such taxes and assessments shall be prorated.

        3.3 Right to Protest. Landlord and/or Tenant shall have the right, but not the obligation, to protest the amount or payment of any real or personal property taxes or assessments levied against the Premises; provided that in the event of any protest by Tenant, Landlord shall cooperate with Tenant but shall not incur any expense because of any such protest, Tenant shall diligently and continuously prosecute any such protest and notwithstanding such protest, except as provided in Section 5.5 below, Tenant shall pay any tax, assessment or other charge before the imposition of any penalty or interest.

        3.4 Tax Bills. Landlord shall promptly forward to Tenant copies of all tax bills and payment receipts relating to the Premises received by Landlord.

        3.5 Other Charges. Tenant agrees to pay and discharge, punctually as and when the same shall become due and payable without penalty, all electricity, gas, garbage collection, cable television, telephone, water, sewer, and other utilities costs and all other charges, obligations or deposits assessed against the Premises during the Term.

    4.  Insurance.

        4.1 General Insurance Requirements. All insurance provided for in this Lease shall be maintained under valid and enforceable policies issued by insurers of recognized responsibility, licensed and approved to do business in the State of Washington, having a general policyholders rating of not less than "A-" and a financial rating of not less than "10" in the then most current Best's Insurance Report. Any and all policies of insurance required under this Lease shall name the Landlord as an additional insured and shall be on an "occurrence" basis. In addition, Landlord shall be shown as the loss payable beneficiary under the casualty insurance policy maintained by Tenant pursuant to Section 4.2. All policies of insurance required herein may be in the form of "blanket" or

"umbrella" type policies which shall name the Landlord and Tenant as their interests may appear and allocate to the Premises the full amount of insurance required hereunder. Original policies or satisfactory certificates from the insurers evidencing the existence of all policies of insurance required by this Lease and showing the interest of the Landlord shall be filed with the Landlord prior to the commencement of the Term and shall provide that the subject policy may not be canceled except upon not less than ten (10) days prior written notice to Landlord. If Landlord is provided with a certificate, upon Landlord's request Tenant shall provide Landlord with a complete copy of the insurance policy evidenced by such certificate within 30 days of the commencement of the Term. Originals of the renewal policies or certificates therefor from the insurers evidencing the existence thereof shall be deposited with Landlord not less than ten (10) days prior to the expiration dates of the policies. If Landlord is provided with a certificate for a renewal policy, upon Landlord's request Tenant shall deliver a copy of the complete renewal policy to Landlord within 30 days of the expiration of the replaced policy. Any claims under any policies of insurance described in this Lease shall be adjudicated by and at the expense of the Tenant or of its insurance carrier, but shall be subject to joint control of Tenant and Landlord.

        4.2   Course of Construction; Fire and Other Casualty.

            4.2.1 During the Construction Period, Tenant shall maintain standard builder's "all risks" course of construction insurance.

            4.2.2 After the Substantial Completion Date, Tenant shall keep the Premises insured against loss or damage from all causes under standard "all risk" property insurance coverage, without exclusion for fire, lightning, windstorm, explosion, smoke damage, vehicle damage, sprinkler leakage, flood (if the Premises is located in a flood zone and with coverage not less than Five Million Dollars ($5,000,000) per policy year), vandalism, earthquake (if the Premises is located in an earthquake zone and with coverage not less than Five Million Dollars ($5,000,000) per policy year), malicious mischief or any other risk as is normally covered under an extended coverage endorsement, in the amounts that are not less than the full insurable value of the Premises including all equipment and personal property (whether or not Landlord Personal Property) used in the operation of the Premises, but in no event less than eighty percent (80%) of Landlord's Original Investment as determined at the end of the Construction Period. The term "full insurable value" as used in this Lease shall mean the actual replacement value of the Premises (including all improvements) and every portion thereof, including the cost of compliance with changes in zoning and building codes and other laws and regulations, demolition and debris removal and increased cost of construction. In addition, the casualty insurance required under this Section 4.2 will include an agreed amount endorsement such that the insurance carrier has accepted the amount of coverage and has agreed that there will be no co-insurance penalty.

        4.3 Public Liability. Tenant shall maintain comprehensive general public liability insurance coverage (including products liability coverage) against claims for bodily injury, death or property damage occurring on, in or about the Premises and the adjoining sidewalks and passageways, such insurance to include a broad form endorsement and to afford protection to Landlord and Tenant of not less than Five

Million Dollars ($5,000,000) with respect to bodily injury or death to any one person, not less than Five Million Dollars ($5,000,000) with respect to any one accident, and not less than Five Million Dollars ($5,000,000) with respect to property damage; provided, that Landlord and Tenant in their reasonable judgment shall agree in the future to increase such limits to the extent that any such increase may be reasonable and customary for transactions and properties similar to the Premises.

        4.4 Professional Liability Insurance. After the Substantial Completion Date, Tenant shall maintain insurance against liability imposed by law upon Tenant and its Affiliates for damages on account of professional services rendered or which should have been rendered by Tenant (or its Affiliates) or any person for which acts Tenant (or its Affiliates) is legally liable on account of injury, sickness or disease, including death at any time resulting therefrom, and including damages allowed for loss of service, in a minimum amount of Five Million Dollars ($5,000,000) for each claim and Five Million Dollars ($5,000,000) in the aggregate.

        4.5 Workers Compensation. After the Substantial Completion Date, Tenant shall comply with all legal requirements regarding worker's compensation, including any requirement to maintain worker's compensation insurance against claims for injuries sustained by Tenant's employees in the course of their employment.

        4.6 Boiler Insurance. After the Substantial Completion Date, if a boiler and/or pressure vessel is located at the Premises, Tenant shall maintain boiler and pressure vessel insurance, including an endorsement for boiler business interruption insurance, on any fixtures or equipment which are capable of bursting or exploding, in an amount not less than Five Million Dollars ($5,000,000) for damage to property, bodily injury or death resulting from such perils.

        4.7 Business Interruption Insurance. After the Substantial Completion Date, Tenant shall maintain, at its expense, business interruption insurance against loss of rental value for a period of not less than one (1) year; provided, that, so long as Tenant continues to pay all Minimum Rent, Additional Rent and any other amounts to be paid by Tenant under the terms of this Lease, Tenant shall be entitled to receive all proceeds of such business interruption insurance.

        4.8 Deductible Amounts. The policies of insurance which Tenant is required to provide under this Lease will not have deductibles or self-insured retentions in excess of Fifty Thousand Dollars ($50,000).

    5.  Use, Maintenance and Alteration of the Premises.

        5.1 Tenant's Maintenance Obligations. After the Substantial Completion Date:

            5.1.1 Tenant will keep and maintain the Premises in good appearance, repair and condition and maintain proper housekeeping. Tenant shall promptly make or cause to be made all repairs, interior and exterior, structural and nonstructural, ordinary and extraordinary, foreseen and unforeseen, necessary to keep the Premises in good and lawful order and condition and in substantial compliance with any applicable requirements for the licensing of an ALF/ILF in the State in which the Premises is located or as otherwise required under all applicable local, state and federal laws.

            5.1.2 As part of Tenant's obligations under this Section 5.1, Tenant shall be responsible to maintain, repair and replace all Landlord Personal Property and all Tenant Personal Property, as defined in Section 7.1 below, in good condition, ordinary wear and tear excepted, consistent with prudent industry practice for ALF/ILF facilities.

            5.1.3 Without limiting Tenant's obligations to maintain the Premises under this Lease, within thirty (30) days after the end of each Lease Year commencing with the end of the sixth (6th) Lease Year of the Operating Period, Tenant shall provide Landlord with evidence satisfactory to Landlord in the reasonable exercise of Landlord's discretion that Tenant has in such Lease Year spent on Upgrade Expenditures for the Premises, an amount at least equal to the Required Upgrade Expenditures. As used herein, the "Required Upgrade Expenditures" for any Lease Year shall be calculated as follows: In the fourth (4th) Lease Year an amount shall be calculated equal to One Hundred Fifty Dollars ($150.00) times the number of units in the Premises (the "Yearly Benchmark"). For each subsequent Lease Year, the Yearly Benchmark for such year shall be the Yearly Benchmark of the previous Lease Year, increased for increases in the United States Department of Labor, Bureau of Labor Statistics Consumer Price Index for all Urban Wage Earners and Clerical Workers, United States Average, Subgroup "All Items" (1982-1984 = 100). Commencing with the sixth (6th) Lease Year and every Lease Year thereafter, the Required Upgrade Expenditures shall equal the sum of (i) the Yearly Benchmark for the applicable Lease Year and (ii) the Yearly Benchmarks for the two previous Lease Years, minus the sum of the Upgrade Expenditures made in the two previous Lease Years. If the Average Upgrade Expenditures for a particular Lease Year is less than or equal to zero, then no Upgrade Expenditures are required in that Lease Year.

            5.1.4 The term "Upgrade Expenditures" is defined to mean upgrades or improvements to the Premises which have the effect of maintaining or improving the competitive position of the Premises in its marketplace. Non-exclusive examples of Upgrade Expenditures are new or replacement wallpaper, tiles, window coverings, lighting fixtures, painting, upgraded landscaping, carpeting, architectural adornments, common area amenities and the like. It is expressly understood that neither capital improvements or repairs (such as but not limited to repairs or replacements to the structural elements of the walls, parking area, or the roof or to the electrical, plumbing, HVAC or other mechanical or structural systems in the Premises) nor expenditures to keep the Premises functional, safe and/or licensed shall be considered to be Upgrade Expenditures. For purposes of Section 5.1.3 only, "evidence satisfactory to Landlord" may consist of a certificate of an officer of Tenant, certifying as to the matters set forth in Section 5.1.3, together with, in Landlord's sole discretion, an inspection by Landlord and its representative, inspectors and consultants of the Premises and/or of all contracts, books and records relating to Tenant's operations at the Premises. In the event that a material deficiency is found with respect to Tenant's obligations under Section 5.1.3, in addition to any other rights and remedies provided to Landlord under this Lease, Tenant shall pay for Landlord's out-of-pocket costs for any such inspections. If Tenant fails to make at least the above amount of Upgrade Expenditures, Tenant shall promptly on demand from Landlord (but in no event more than five days) pay to Landlord the applicable shortfall in Upgrade Expenditures. Such funds shall be the sole property of Landlord and Landlord may in its sole discretion provide such funds to Tenant to correct the shortfall in Upgrade Expenditures or may simply retain such funds as supplemental rent hereunder.

            5.1.5   [Intentionally Omitted].

        5.2   Regulatory Compliance.

            5.2.1 During the Operating Period, Tenant and the Premises shall comply with all federal, state and local licensing and other laws and regulations applicable to an ALF/ILF as well as with any applicable certification requirements of Medicare and Medicaid (or any successor program) required to permit Tenant to serve its resident population. Further, if any applicable federal, state or local law requires that the Premises be licensed as an ALF/ILF for the use permitted under
        Section 5.3 below, Tenant shall ensure that the Premises are licensed in Tenant's name on or before June 30, 1997, and throughout the Term and at the time the Premises are returned to Landlord at the termination of this Lease, Tenant shall ensure that the Premises continue to be licensed as an ALF/ILF with a licensed capacity of seventy (70) units, and, if applicable to permit Tenant to serve its resident population, fully certified for participation in Medicare and Medicaid (or any successor program) throughout the Term and at the time the Premises are returned to Landlord at the termination thereof, all





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

        without any suspension, revocation, decertification, penalty or limitation. Nothing contained in this Section 5.2.1 is intended to permit Tenant to reduce or eliminate its participation or the participation of the Premises in any Medicare or Medicaid (or any successor program) which exists as of the date of this Lease, except with the consent of Landlord, which consent shall not be unreasonably withheld. Further, Tenant shall not commit any act or omission that would in any way violate any certificate of occupancy affecting the Premises.

            5.2.2 All inspection fees, costs and charges associated with a change of any licensure or certification shall be borne solely by Tenant.

        5.3 Permitted Use. Tenant shall continuously use and occupy the Premises during the Term, solely for the construction and operation of a licensed ALF/ILF with at least seventy (70) units.

        5.4   [Intentionally Omitted].

        5.5 No Liens; Permitted Contests. Tenant shall not cause or permit any liens, levies or attachments to be placed or assessed against the Premises or the operation thereof for any reason. However, Tenant shall be permitted in good faith and at its expense to contest the existence, amount or validity of any lien upon the Premises by appropriate proceedings sufficient to prevent the collection or other realization of the lien or claim so contested, as well as the sale, forfeiture or loss of any of the Premises or any rent to satisfy the same. Tenant shall provide Landlord with security satisfactory to Landlord in Landlord's reasonable judgment to assure the foregoing. Each contest permitted by this Section 5.5 shall be promptly and diligently prosecuted to a final conclusion by Tenant.





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

        5.6 Alterations by Tenant. During the Operating Period, Tenant shall have the right of altering, improving, replacing, modifying or expanding the facilities, equipment or appliances in the Premises from time to time as it may determine is desirable for the continuing and proper use and maintenance of the Premises under this Lease; provided, however, that any alterations, improvements, replacements, expansions or modifications in excess of Fifty Thousand Dollars ($50,000) in any rolling twelve (12) month period shall require the prior written consent of the Landlord, which consent shall not be unreasonably withheld. The cost of all such alterations, improvements, replacements, modifications, expansions or other purchases, whether undertaken as an on-going licensing, Medicare or Medicaid (or any successor program) or other regulatory requirement or otherwise shall be borne solely and exclusively by Tenant (unless funded by Landlord under Section 5.7) and, except as provided in the following sentence, shall immediately become a part of the Premises and the property of the Landlord subject to the terms and conditions of this Lease. Notwithstanding the previous sentence, any equipment acquired by Tenant at Tenant's sole cost and expense that expands the services provided to the residents of the Premises, rather than replaces existing equipment at the Premises, and that does not constitute a fixture (under real property law), shall constitute Tenant Personal Property subject to the security interest granted to Landlord in Section 7.2 below. So long as there is no continuing Event of Default, Tenant may remove at any time and dispose of the equipment described in the preceding sentence free and clear of any security interest of Landlord. All work done in connection therewith shall be done in a good and workmanlike manner and in





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

compliance with all existing codes and regulations pertaining to the Premises and shall comply with the requirements of insurance policies required under this Lease. In the event any items of the Premises have become inadequate, obsolete or worn out or require replacement (by direction of any regulatory body or otherwise), Tenant shall remove such items and exchange or replace the same at Tenant's sole cost and the same shall become part of the Premises and property of the Landlord.

        5.7 Capital Improvements Funded by Landlord. In the event Tenant desires to make a capital improvement or a related series of capital improvements to the Premises other than those covered in the Construction Addendum, and if Tenant desires that Landlord fund the same, Landlord shall, in its discretion and without obligation, within thirty (30) days of Tenants' written request therefor, consider Tenant's request to fund such capital improvements. Each and every capital improvement funded by Landlord under this
Section 5.7 shall immediately become a part of the Premises and shall belong to Landlord subject to the terms and conditions of this Lease. If Landlord funds any capital improvements, Landlord's Original Investment shall be increased for all purposes under this Lease by the amount of the funds provided by Landlord for capital improvements.

        5.8 Compliance With IRS Guidelines. Any improvement or modification to the Premises shall satisfy the requirements set forth in Sections 4(4).02 and .03 of Revenue Procedure 75-21, 1975-1 C.B. 715, as modified by Revenue Procedure 79-48, 1979-2 C.B. 529. Landlord reserves the right to refuse to consent to any improvement or





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

modification to the Premises if, in its judgment, such improvement or modification does not meet the foregoing requirements.

    6. Condition And Title Of Premises. Tenant acknowledges that it is presently engaged in the operation of ALF/ILF facilities in the State of Washington and has expertise in the ALF/ILF industry. Tenant has thoroughly investigated the Premises, has selected the Premises to its own specifications, understands the necessary steps to construct the Facility on the Premises, has determined that the Development Advance is sufficient for completion of such construction, and has no reason to believe that the Facility cannot be constructed and licensed within the schedule provided in the Construction Addendum. Tenant accepts the Premises for construction and subsequent use as an ALF/ILF under this Lease on an "AS IS" basis and will assume all responsibility and cost for the correction of any observed or unobserved deficiencies or violations. In making its decision to enter into this Lease, Tenant has not relied on any representations or warranties, express or implied, of any kind from Landlord. Tenant has examined the condition of title to the Premises prior to the execution and delivery of this Lease and has found the same to be satisfactory.

    7.  Landlord and Tenant Personal Property.

        7.1 Tenant Personal Property. Tenant shall install, affix or assemble or place on the Premises all items of furniture, fixtures, equipment and supplies not included as Landlord Personal Property as Tenant reasonably considers to be appropriate for Tenant's use of the Premises as contemplated by this Lease (the "Tenant Personal Property"). Tenant shall provide and maintain during the entire Term all Tenant

Personal Property as shall be necessary in order to operate the Premises in compliance with all requirements set forth in this Lease. All Tenant Personal Property shall be and shall remain the property of Tenant and may be removed by Tenant upon the expiration of the Term. However, if there is any Event of Default, Tenant will not remove the Tenant Personal Property from the Premises and will on demand from Landlord convey the Tenant Personal Property to Landlord by executing a bill of sale in a form reasonably required by Landlord. In any event, Tenant will repair all damage to the Premises caused by any removal of the Tenant Personal Property.

        7.2   Landlord's Security Interest.

            7.2.1 The parties intend that if Tenant defaults under this Lease, Landlord will control the Tenant Personal Property and the Intangible Property (as defined in Section 7.4 below) (to the extent assignable) so that Landlord or its designee can operate or re-let the Premises intact for use as an ALF/ILF.

            7.2.2 Therefore, to implement the intention of the parties, and for the purpose of securing the payment and performance of Tenant's obligations under this Lease, Tenant, as debtor, hereby grants to Landlord, as secured party, a security interest in and an express contractual lien upon, all of Tenant's right, title and interest in and to the Tenant Personal Property and in and to the Intangible Property (to the extent assignable) and any and all products and proceeds thereof, in which Tenant now owns or hereafter acquires an interest or right, including any leased Tenant Personal Property. This Lease constitutes a security agreement covering all such Tenant Personal Property and the Intangible

        Property (to the extent assignable). The security interest granted to Landlord in this Section 7.2.2. is intended by Landlord and Tenant to be subordinate to any security interest granted in connection with the financing or leasing of all or any portion of the Tenant Personal Property so long as the lessor or financier of such Tenant Personal Property agrees to give Landlord written notice of any default by Tenant under the terms of such lease or financing arrangement, to give Landlord a reasonable time following such notice to cure any such default and to consent to Landlord's written assumption of such lease or financing arrangement upon Landlord's curing of any defaults thereunder. This security agreement and the security interest created herein shall survive the termination of this Lease if such termination results from the occurrence of an Event of Default.

        7.3 Financial Statements. If required by Landlord at any time during the Term, Tenant will execute and deliver to Landlord, in form reasonably satisfactory to Landlord, additional security agreements, financing statements, fixture filings and such other documents as Landlord may reasonably require to perfect or continue the perfection of Landlord's security interest in the Tenant Personal Property and the Intangible Property and any and all products and proceeds thereof now owned or hereafter acquired by Tenant. Tenant shall pay all fees and costs that Landlord may incur in filing such documents in public offices and in obtaining such record searches as Landlord may reasonably require. In the event Tenant fails to execute any financing statements or other documents for the perfection or continuation of Landlord's security interest, Tenant hereby appoints Landlord as its true and lawful attorney-in-fact to execute any such documents on its behalf, which power of attorney shall be irrevocable and is deemed to be coupled with an interest.

        7.4 Intangible Property. The term "Intangible Property" means all rents, profits, income or revenue derived from the use of rooms or other space within the Premises or the providing of services in or from the Premises; documents, chattel paper, instruments, contract rights, deposit accounts, general intangibles, choses in action, now owned or hereafter acquired by Tenant (including any right to any refund of any taxes or other charges heretofore or hereafter paid to any governmental authority) arising from or in connection with Tenant's operation or use of the Premises; all licenses and permits now owned or hereinafter acquired by Tenant, necessary or desirable for Tenant's use of the Premises under this Lease, including without limitation, if applicable, any certificate or determination of need or other similar certificate; and the right to use any trade or other name now or hereafter associated with the operation of the Premises by Tenant, including, without limitation, the name "Allenmore Assisted Living"; but shall not include any accounts receivable now owned or hereafter acquired by Tenant.

    8. Representations And Warranties. Landlord and Tenant do hereby each for itself represent and warrant to each other as follows:

        8.1 Due Authorization And Execution. This Lease and all agreements, instruments and documents executed or to be executed in connection herewith by either Landlord or Tenant were duly authorized and shall be binding upon the party that executed and delivered the same.

        8.2 Due Organization. Landlord and Tenant are duly organized, validly existing and in good standing under the laws of the State of their respective formations and are duly authorized and qualified to do all things required of the applicable party under this Lease within the State of Washington.

        8.3 No Breach of Other Agreements. Neither this Lease nor any agreement, document or instrument executed or to be executed in connection herewith, violates the terms of any other agreement to which either Landlord or Tenant is a party.

    9.  Financial, Management and Regulatory Reports. During the Operating
Period:

        9.1 Monthly Facility Reports. Within thirty (30) days after the end of each calendar month during the Term, Tenant shall prepare and deliver monthly financial reports (in the form Tenant currently generates, together with any changes in such form that may be approved by Landlord) to Landlord consisting of a balance sheet, income statement, total patient days, occupancy and payor mix concerning the business conducted at the Premises. Without limitation, such reports shall clearly state Gross Revenues, Gross Medicare Home Health Revenues and Gross Non-Medicare Home Health Revenues for the applicable period.

        9.2 Quarterly Financial Statements. Within forty-five (45) days of the end of each of the first three quarters of the fiscal year of both Tenant and Guarantor, Tenant shall deliver the quarterly consolidated financial statements, substantially in the form as previously provided to Landlord, of both Tenant and Guarantor to Landlord.

        9.3 Annual Financial Statement. Within ninety (90) days of the fiscal year end of both Tenant and Guarantor, Tenant shall deliver to Landlord an internally prepared annual consolidated financial statement of Guarantor and an annual consolidated financial statement of Tenant, audited by a certified public accounting firm acceptable to Landlord in Landlord's reasonable discretion. Notwithstanding any of the other terms of this Section 9.3, if Tenant or Guarantor become subject to any reporting requirements of the Securities and Exchange Commission (the "SEC") during the Term, Tenant shall concurrently deliver to Landlord such reports as are delivered to the SEC pursuant to applicable securities laws.

        9.4 Accounting Principles. All of the reports and statements required hereby shall be prepared in accordance with GAAP and Tenant's accounting principles and procedures consistently applied.

        9.5 Regulatory Reports. In addition, Tenant shall promptly, but in any event no later than ten (10) business days of receipt thereof, deliver to Landlord all federal, state and local licensing and reimbursement certification surveys, inspection and other reports received by Tenant as to the Premises and the operation of business thereon, including, without limitation, state department of health licensing surveys, any applicable Medicare and Medicaid (and successor programs) certification surveys and life safety code reports. Within five (5) calendar days of receipt thereof, Tenant shall give Landlord written notice of any violation of any federal, state or local licensing or reimbursement certification statute or regulation including without limitation Medicare or Medicaid (or successor programs) if applicable, any suspension, termination or restriction placed upon Tenant or the Premises, the operation of business thereon or the ability to admit patients, or any violation of any other permit, approval or certification in connection with the Premises or its business, by any federal, state or local authority including without limitation Medicare or Medicaid (or successor programs), if applicable.

    10. Events of Default and Landlord's Remedies.

        10.1 Events of Default. The occurrence of any of the following shall constitute an event of default on the part of Tenant hereunder ("Event of Default"):

            10.1.1 The failure to pay within five (5) calendar days of the date when due any Minimum Rent, Additional Rent, taxes or assessments, utilities, premiums for insurance or other charges or payments required of Tenant under this Lease;

            10.1.2 A material breach by Tenant or any Guarantor of any of the representations, warranties or covenants in favor of Landlord as set forth in the Purchase and Sale Agreement dated December 15, 1995, by and between Landlord, Tenant, Guarantor and 2010 Union Limited Partnership, a Washington limited partnership ("Union Limited Partnership") (the "Purchase Agreement");

            10.1.3 A material default by Tenant or any Guarantor (or any Affiliate of either) ("Affiliate" being defined to mean, with respect to any person or entity, any other person or entity which "Controls" (as defined in Section 22.1 below), is Controlled by or is under common Control with the first person or entity) under any obligation other than this Lease owed by Tenant or any Guarantor (or any Affiliate of either) to Landlord or any Affiliate of Landlord (including, without limitation, any of the Other Leases [as hereinafter defined], any other loan or financing agreement or any other lease, but not including that certain Loan Agreement dated December 15, 1995 by and between Landlord, as lender, and Union Limited Partnership, as borrower, and the "Loan

    Documents" as defined therein), which default is not cured within any applicable cure period provided in the documentation for such obligation. As used herein, "Other Leases" shall mean, collectively, and excluding this Lease, the following: (i) those certain Leases and Security Agreements, dated December 15, 1995, between Landlord and Tenant, with respect to the following facilities: A) The Atrium, 3350 30th Street, Boulder, Colorado 80301; B) Canterbury Gardens, 11265 E. Mississippi Ave., Aurora, Colorado 80012; C) Ridge Point, 3375 34th Street, Boulder, Colorado 80301; D) River Place, 739 E. Parkcenter Blvd., Boise, Idaho 83706; E) Albany Residential, 1560 Davidson St. SE, Albany, Oregon 97321; F) Courtyard Village, 1929 Grand Prairie Rd SE, Albany, Oregon 97321; G) Forest Grove Residential, 3110 19th Ave., Forest Grove, Oregon 97116; H) The Heritage at Rogue Valley, 3033 Barnett Rd., Medford, Oregon 97504; I) McMinnville Residential, 775 E 27th Street, McMinnville, Oregon 97128; and J) Columbia Edgewater, 1629 George Washington Way, Richland, Washington 99352; and (ii) that certain Sublease and Security Agreement, dated concurrently herewith, with respect to Heritage, Mt. Hood, 25200 S.E. Stark Street, Gresham, Oregon 97030; and (iii) that certain Sublease and Security Agreement between 2010 Union Limited Partnership, a Washington limited partnership, as landlord, and Tenant, as tenant, with respect to Union Park at Allenmore, 2010 South Union Ave., Tacoma, Washington 98405.

            10.1.4 A material default by Tenant or any Guarantor with respect to any obligation which affects the Premises or any of the "Premises" (as such term is defined in the Other Leases) in the Other Leases, under any other lease or financing agreement with any other party, which default is not cured within any applicable cure period provided in the documentation for such obligation;

            10.1.5 Any material misstatement or omission of fact in any written report, notice or communication from Tenant or any Guarantor to Landlord with respect to Tenant, any Guarantor or the Premises;

            10.1.6 Any change (voluntary or involuntary, by operation of law or otherwise) in the person, persons, entity or entities which ultimately exert effective control over the management of the affairs of Tenant or any Guarantor as of the date hereof; provided, however, nothing contained in this Section 10.1.6 is intended to restrict the authority of the respective boards of directors of Tenant or any Guarantor to appoint officers or management of Tenant or any Guarantor, and the following shall not be deemed to be an Event of Default under this Section 10.1.6.: an initial public offering of Tenant; the Brim Merger (as defined in Section 22.2 below); or the CCI Conversion (as defined in Section 22.2 below).

            10.1.7 An assignment by Tenant or any Guarantor of all or substantially all of its property for the benefit of creditors;

            10.1.8 The appointment of a receiver, trustee, or liquidator for Tenant or any Guarantor, or any of the property of Tenant or any Guarantor, if within three (3) business days of such appointment Tenant does not inform Landlord in writing that Tenant or Guarantor intends to cause such appointment to be discharged and Tenant or Guarantor does not thereafter diligently prosecute such discharge to completion within thirty (30) days after the date of such appointment;

            10.1.9 The filing by Tenant or any Guarantor of a voluntary petition under any federal bankruptcy law or under the law of any state to be adjudicated as bankrupt or for any arrangement or other debtor's relief, or in the alternative, if any such petition is involuntarily filed against Tenant or any Guarantor, by any other party and Tenant does not within three (3) business days of any such filing inform Landlord in writing of the intent by Tenant or Guarantor to cause such petition to be dismissed, if Tenant or Guarantor does not thereafter diligently prosecute such dismissal, or if such filing is not dismissed within ninety (90) days after filing thereof;

            10.1.10 The failure to perform or comply with any other term or provision of this Lease (other than those provisions set forth in Section
    10.1.11 below) not requiring the payment of money, including, without limitation, the failure to comply with the provisions hereof pertaining to the use, operation and maintenance of the Premises or the breach of any representation or warranty of Tenant in this Lease; provided, however, the default described in this Section 10.1.10 is curable and shall be deemed cured, if: (i) within three (3) business days of Tenant's receipt of a notice of default from Landlord, Tenant gives Landlord notice of its intent to cure such default; and (ii) Tenant cures such default within thirty (30) days after such notice from Landlord, unless such default cannot with due diligence be cured within a period of thirty (30) days because of the nature of the default or delays beyond the control of Tenant, and cure after such thirty (30) day period will not have a material and adverse effect upon the Premises, in which case such default shall not constitute an Event of Default if Tenant uses its best efforts to cure such default by promptly commencing and diligently pursuing such cure to the completion thereof, provided, however, no such default shall continue for more than one hundred twenty (120) days from Tenant's receipt of a notice of default from Landlord;

            10.1.11 There shall be no cure period in the event of the breach by Tenant of (i) the obligation to provide replacement policies of insurance as required in Section 4.1 above, (ii) the provisions of Section 20 below, or (iii) the provisions of Section 22 below with respect to assignments and other related matters; and

            10.1.12 All notice and cure periods provided herein shall run concurrently with any notice or cure periods provided by applicable law.

        10.2 Remedies. Upon the occurrence of an Event of Default, Landlord may exercise all rights and remedies under this Lease and the laws of the State of Washington available to a lessor of real and personal property in the event of a default by its lessee, and as to the Tenant Personal Property and Intangible Property all remedies granted under the laws of such State to a secured party under its Uniform Commercial Code. Without limiting the foregoing, Landlord shall have the right to do any of the following:

            10.2.1 Sue for the specific performance of any covenant of Tenant under this Lease as to which Tenant is in breach;

            10.2.2 Upon compliance with the requirements of applicable law, Landlord may do any of the following: enter upon the Premises, terminate this Lease, dispossess Tenant from the Premises and/or collect money damages by reason of Tenant's breach, including without limitation all rent which would have accrued after such termination and all obligations and liabilities of Tenant under this Lease which survive the termination of the Term;

            10.2.3 Elect to leave this Lease in place and sue for rent and/or other money damages as the same come due;

            10.2.4  Before or after repossession of the Premises pursuant to
    Section 10.2.2, and whether or not this Lease has been terminated, Landlord shall have the right (but shall be under no obligation) to relet any portion of the Premises to such tenant or tenants, for such term or terms (which may be greater or less than the remaining balance of the Term), for such rent, or such conditions (which may include concessions or free rent) and for such uses, as Landlord, in its absolute discretion, may determine, and Landlord may collect and receive any rents payable by reason of such reletting. Landlord shall have no duty to mitigate damages unless required by applicable law and shall not be responsible or liable for any failure to relet any of the Premises or for any failure to collect any rent due upon any such reletting. Tenant agrees to pay Landlord, immediately upon demand, all expenses incurred by Landlord in obtaining possession and in reletting any of the Premises, including fees, commissions and costs of attorneys, architects, agents and brokers;

            10.2.5 Sell the Tenant Personal Property in a non-judicial foreclosure sale;

            10.2.6 Require Tenant to purchase the Premises from Landlord, as provided in the Construction Addendum;

            10.2.7 Elect to leave this Lease in place and take over construction of the Facility, as provided in the Construction Addendum; and

            10.2.8 For the purpose of calculating rent loss damages payable to Landlord, Additional Rent for all periods after an Event of Default shall be calculated based on the higher of the sum of (i) actual Gross Revenues, Gross Medicare Home Health Revenues and Gross Non-Medicare Home Health Revenues or (ii) extrapolated Gross Revenues, Gross Medicare Home Health Revenues and Gross Non-Medicare Home Health Revenues based on Gross Revenues, Gross Medicare Home Health Revenues and Gross Non-Medicare Home Health Revenues performance prior to the Event of Default.

        10.3 Receivership. Tenant acknowledges that one of the rights and remedies available to Landlord under applicable law is to apply to a court of competent jurisdiction for the appointment of a receiver to take possession of the Premises, to collect the rents, issues, profits and income of the Premises and to manage the operation of the Premises. Tenant further acknowledges that the revocation, suspension or material limitation of any license required for the lawful operation of the Premises as an ALF/ILF under the laws of the State of Washington will materially and irreparably impair the value of Landlord's investment in the Premises. Therefore, in any of such events, and in addition to any other right or remedy of Landlord under this Lease, subject to applicable laws and regulations, Landlord may petition an appropriate court for the appointment of such a receiver to enter upon and take possession of the Premises, to manage the operation of the Premises (or, upon Landlord's election, any portion thereof as to which Tenant has suffered the revocation, suspension or material limitation of any such license), to collect and disburse all rents, issues, profits and income generated thereby and to preserve or replace to the extent possible the ALF/ILF license and provider certification of the Premises or to otherwise substitute the licensee or provider thereof. Subject to any applicable laws and regulations, the receiver shall be entitled to a reasonable fee for its services as a receiver.

        10.4 Late Charges. Tenant acknowledges that the late payment of any Minimum Rent or Additional Rent will cause Landlord to lose the use of such money and incur costs and expenses not contemplated under this Lease, including, without limitation, administrative and collection costs and processing and accounting expenses, the exact amount of which is extremely difficult to ascertain. Therefore, if any installment of Minimum Rent or Additional Rent is not paid within five (5) calendar days after the due date for such rent payment, then Tenant shall thereafter pay to Landlord on demand a late charge equal to ten percent (10%) of the amount of any installment of Minimum Rent or Additional Rent not paid on the due date. Landlord and Tenant agree that this late charge represents a reasonable estimate of such costs and expenses and is fair compensation to Landlord for the loss suffered from such nonpayment by Tenant.

        10.5 Remedies Cumulative; No Waiver. No right or remedy herein conferred upon, or reserved to Landlord, except the remedies provided by
Section 49, is intended to be exclusive of any other right or remedy, and each and every right and remedy shall be cumulative and in addition to any other right or remedy given hereunder or now or hereafter existing at law or in equity. No failure of Landlord to insist at any time upon the strict performance of any provision of this Lease or to exercise any option, right, power or remedy contained in this Lease shall be construed as a waiver, modification or relinquishment thereof as to any similar or different breach (future or otherwise) by Tenant. A receipt by Landlord of any rent or other sum due hereunder (including any late charge) with knowledge of the breach of any provision contained in this Lease shall not be deemed a waiver of such breach, and no waiver by Landlord of any provision of this Lease shall be deemed to have been made unless expressed in a writing signed by Landlord.

        10.6 Performance of Tenant's Obligations by Landlord. If Tenant at any time shall fail to make any payment or perform any act on its part required to be made or performed under this Lease, then Landlord may, without waiving or releasing Tenant from any obligations or default of Tenant hereunder, make any such payment or perform any such act for the account and at the expense of Tenant, and may enter upon the Premises for the purpose of taking all such action thereon as may be reasonably necessary therefor. No such entry shall be deemed an eviction of Tenant. All sums so paid by Landlord and all necessary and incidental costs and expenses (including, without limitation, reasonable attorneys' fees and expenses) incurred in connection with the performance of any such act by Landlord, together with interest at the rate of the Prime Rate as reported daily by the Wall Street Journal plus 5% (or if said interest rate is violative of any applicable statute or law, then the maximum interest rate allowable) from the date of the making of such payment or the incurring of such costs and expenses by Landlord, shall be payable by Tenant to Landlord on demand.

    11. Security Deposit. Within one hundred and fifty (150) days of the first day of the Construction Period, Tenant shall deposit with Landlord (from its own funds, and not from the Development Advance) the sum of Fifty-Five Thousand Dollars ($55,000) representing a security deposit against the faithful performance of the terms and conditions contained in this Lease. Within three hundred (300) days of the first day of the Construction Period, Tenant shall deposit with Landlord (from its own funds, and not from the Development Advance) an additional Fifty-Five Thousand Dollars ($55,000) representing a security deposit against the faithful performance of the terms and conditions contained in this Lease. Landlord shall not be deemed a trustee as to such deposit and shall have the right to commingle said security deposit with its own or other funds. Interest thereon shall be paid by Landlord to the Tenant on a quarterly basis in arrears (i) if Landlord segregates such deposit from its general funds, at the average rate earned in such period on Landlord's cash and cash equivalent investments, and (ii) if Landlord does not segregate such deposit from its general funds, at the average cost of funds for Landlord for short term borrowings for such period. Tenant shall have the right to substitute a letter of credit for such deposit on terms and issued by a financial institution acceptable to Landlord.

    12. Damage by Fire or Other Casualty.

        12.1 Reconstruction Using Insurance. In the event of the damage or destruction of any portion of the Premises, Tenant shall forthwith notify Landlord and diligently repair or reconstruct the same as nearly as possible to its value, condition and character immediately prior to such damage or destruction. Any net insurance proceeds





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

payable with respect to the casualty shall be used for the repair or reconstruction of the Premises pursuant to reasonable disbursement controls in favor of Landlord. If such proceeds are insufficient for such purposes, Tenant shall provide the required additional funds.

        12.2 Surplus Proceeds. If there remains any surplus of insurance proceeds after the completion of the repair or reconstruction of the Premises, such surplus shall belong to and be paid to Tenant.

        12.3 No Rent Abatement. The rent payable under this Lease shall not abate by reason of any damage or destruction of the Premises by reason of an insured or uninsured casualty. Tenant hereby waives all rights under applicable law to abate, reduce or offset rent by reason of such damage or destruction.

    13. Condemnation.

        13.1 Complete Taking. If during the Term all or substantially all of the Premises is taken or condemned by any competent public or quasi-public authority, then Tenant may, at Tenant's election, made within thirty (30) days of such taking by condemnation, terminate this Lease, and the current Minimum Rent and Additional Rent shall be prorated as of the date of such termination. The award payable upon such taking shall be allocated between Landlord and Tenant as so allocated by the taking authority. In the absence of such allocation by the taking authority, the award shall be allocated as agreed by Landlord and Tenant. Failing such agreement within thirty (30) days after the effective date of such taking, the award shall be allocated between

Landlord and Tenant pursuant to the appraisal procedure described on Exhibit "B" attached hereto.

        13.2 Partial Taking. In the event such condemnation proceeding or right of eminent domain results in a taking of less than all or substantially all of the Premises, the Minimum Rent and Additional Rental thereto shall be abated to the same extent as the diminution in the fair market value of the Premises by reason of the condemnation. Such diminution in the fair market value shall be as agreed between Landlord and Tenant, but failing such agreement within thirty (30) days of the effective date of the condemnation the same will be determined by appraisal pursuant to Exhibit "B" attached hereto. Landlord shall be entitled to receive and retain any and all awards for the partial taking and damage and Tenant shall not be entitled to receive or retain any such award for any reason; provided, however, Landlord shall make all or a portion of such award available to Tenant to the extent necessary to, as a result of such taking, make the remaining portion of the Premises operational and functional. Landlord's Original Investment will be reduced for all purposes under this Lease by reason of any award paid to Landlord under this Section
13.2 which was not made available to be used by Tenant in accordance with the terms of the previous sentence.

        13.3 Lease Remains in Effect. Except as provided above, this Lease shall not terminate and shall remain in full force and effect in the event of a taking or condemnation of the Premises, or any portion thereof, and Tenant hereby waives all rights under applicable law to abate, reduce or offset rent by reason of such taking.

    14. Provisions on Termination of Term.

        14.1 Surrender of Possession. Tenant shall, on or before the last day of the Term, or upon earlier termination of this Lease, surrender to Landlord the Premises (including, at Landlord's cost, copies of all business records relating to the Premises and all resident charts and records along with appropriate resident consents) in good condition and repair, ordinary wear and tear excepted.

        14.2 Removal of Personal Property. If Tenant is not then in default hereunder Tenant shall have the right in connection with the surrender of the Premises to remove from the Premises all Tenant Personal Property but not the Landlord Personal Property (including the Landlord Personal Property replaced by Tenant or required by the State of Washington or any other governmental entity to operate the Premises for the purpose set forth in Section 5.3 above). Any such removal shall be done in a workmanlike manner leaving the Premises in good and presentable condition and appearance, including repair of any damage caused by such removal. At the end of the Term or upon the earlier termination of this Lease, Tenant shall return the Premises to Landlord with the Landlord Personal Property (or replacements thereof) in the same condition and utility as was delivered to Tenant at the commencement of the Term, normal wear and tear excepted.

        14.3 Title to Personal Property Not Removed. Title to any of Tenant Personal Property which is not removed by Tenant upon the expiration of the Term shall, at Landlord's election, vest in Landlord; provided, however, that Landlord may remove and dispose at Tenant's expense of any or all of such Tenant Personal Property which is not so removed by Tenant without obligation or accounting to the Tenant.

        14.4 Management of Premises. Upon the expiration or earlier termination of the Term, Landlord or its designee, upon written notice to Tenant, may elect to assume the responsibilities and obligations for the management and operation of the Premises and Tenant agrees to cooperate fully with Landlord or its designee to accomplish the transfer of such management and operation without interrupting the operation of the Premises. Tenant shall not commit any act or be remiss in the undertaking of any act that would jeopardize any licensure or certification of the Premises, and Tenant shall comply with all requests for an orderly transfer of the ALF/ILF license, Medicare and Medicaid (or any successor program) certifications and possession at the time of any such surrender. Upon the expiration or earlier termination of the Term, Tenant shall promptly deliver copies (at Landlord's expense except following an Event of Default) of all of Tenant's books and records relating to the Premises and its operations to Landlord.

        14.5 Correction of Deficiencies. Upon termination or cancellation of this Lease, Tenant shall at its sole cost make any additions or alterations to the Premises necessitated by, or imposed in connection with, a change of ownership inspection survey by any federal, state or local governmental agency with jurisdiction over the Premises for the transfer of operation of the Premises from Tenant or Tenant's assignee or subtenant to Landlord or Landlord's designee at the expiration or earlier termination of the Term in accordance herewith. Tenant shall indemnify Landlord for any loss, damage, cost or expense incurred by Landlord to correct any deficiencies of a physical nature that would be required to maintain the level of care then being provided to the residents of the Premises as identified by the State of Washington Department of Health or any other applicable government agency (including, without limitation, Medicare or Medicaid (or any successor program) providers) in the course of the change of ownership inspection and audit. To the extent permitted by applicable rules and regulations, Tenant shall be permitted in good faith and at its expense to contest the determination of the existence and amount of any alleged deficiencies. Each contest permitted by this Section 14.5 shall be promptly and diligently prosecuted to a final conclusion by Tenant.

    15. Notices and Demands. All notices and demands, certificates, requests, consents, approvals, and other similar instruments under this Lease shall be in writing and shall be deemed to have been properly given upon actual receipt thereof or within two (2) business days of being placed in the United States certified or registered mail, return receipt requested, postage prepaid (a) if to Tenant, addressed to c/o Crossings International Corporation, 1201 Pacific Avenue, Suite 1800, Tacoma, Washington 98402, Attn: President, Fax No. (206) 383-9979 with a copy to Bogle & Gates, 4700 Two Union Square, Seattle, Washington 98101, Attn: Kyle Lukins, Fax No. (206) 621-2660, or at such other address as Tenant from time to time may have designated by written notice to Landlord, (b) if to Landlord, addressed to Nationwide Health Properties, Inc., 4675 MacArthur Court, Suite 1170, Newport Beach, California 92660, Fax No.
(714) 251-9644 with a copy to O'Melveny & Myers, 610 Newport Center Drive, Suite 1700, Newport Beach, California 92660 Attn: Real Estate Department Chairman, Fax No. (714) 669-

6994, or at such address as Landlord may from time to time have designated by written notice to Tenant. Refusal to accept delivery shall be deemed delivery. If Tenant is not an individual, notice may be made to any officer, general partner or principal thereof. Notice to any one co-Tenant shall be deemed notice to all co-Tenants.

    16. Right of Entry; Examination of Records. Landlord and its representative may enter the Premises at any reasonable time after reasonable notice to Tenant for the purpose of inspecting the Premises for any reason including, without limitation, Tenant's default under this Lease, or to exhibit the Premises for sale, lease (but as to showing for lease, in the twelve (12) months prior to the expiration of the Initial Operating Term or any applicable Renewal Term, so long as there is no Event of Default under this Lease, only if Tenant has not exercised its option to renew pursuant to Section 1.2.1 above) or mortgage financing, or posting notices of default, or non-responsibility under any mechanic's or materialman's lien law or to otherwise inspect the Premises for compliance with the terms of this Lease. Any such entry shall not unreasonably interfere with patients, patient care, or any other of Tenant's operations. During normal business hours, Tenant will permit Landlord and Landlord's representatives, inspectors and consultants to examine all contracts, books and records relating to Tenant's operations at the Premises, whether kept at the Premises or at some other location, including, without limitation, Tenant's financial records relating to the Premises.

    17. Landlord May Grant Liens. Without the consent of Tenant, Landlord may, subject to the terms and conditions set forth below in this Section 17, from time to time, directly or indirectly, create or otherwise cause to exist any lien, encumbrance or title retention agreement ("Encumbrance") upon the Premises, or any portion thereof or interest therein (including this Lease), whether to secure any borrowing or other means of financing or refinancing or otherwise. Any such Encumbrance shall provide that it is subject to the rights of Tenant under this Lease, and shall further provide that so long as no Event of Default shall have occurred under this Lease, Tenant's occupancy hereunder, including but without limitation Tenant's right of quiet enjoyment provided in Section 18, shall not be disturbed in the event any such lienholder or any other person takes possession of the Premises through foreclosure proceeding or otherwise. Upon the request of Landlord, Tenant shall subordinate this Lease to the lien of a new Encumbrance on the Premises, on the condition that the proposed lender agrees not to disturb Tenant's rights under this Lease so long as Tenant is not in default hereunder.

    18. Quiet Enjoyment. So long as there is no Event of Default by Tenant, Landlord covenants and agrees that Tenant shall peaceably and quietly have, hold and enjoy the Premises for the Term, free of any claim or other action not caused or created by Tenant (excepting, however, intrusion of Tenant's quiet enjoyment occasioned by condemnation or destruction of the property as referred to in Section 12 and 13 hereof).

    19. Applicable Law. This Lease shall be governed by and construed in accordance with the internal laws of the State of Washington without regard to the conflict of laws rules of such State.

    20. Preservation of Gross Revenues.

        20.1 Tenant acknowledges that a fair return to Landlord on its investment in the Premises is dependent, in part, on the concentration on the Premises during the Term of the ALF/ILF business of Tenant and its Affiliates in the geographical area of the Premises. Tenant further acknowledges that the diversion of patient care activities from the Premises to other facilities or other healthcare providers owned or operated by Tenant or its Affiliates at or near the end of the Term will have a material adverse impact on the value and utility of the Premises.

            20.1.1 Therefore, Tenant agrees that during the Term, and for a period of one (1) year thereafter, neither Tenant nor any of its Affiliates shall, without the prior written consent of Landlord, operate, own, participate in or otherwise receive revenues from any other facility or institution providing services or similar goods to those provided on or in connection with the Premises and the permitted use thereof as contemplated under this Lease, within a Three (3) mile radius of the Premises other than the Union Park at Allenmore Facility located at 2010 South Union Avenue, Tacoma, Washington 98405. Notwithstanding the foregoing, Tenant may develop or purchase such other facilities within such radius of the Premises with the consent of Landlord, which consent shall not be unreasonably withheld.

            20.1.2 In addition, Tenant hereby covenants and agrees that for a period of one year following the expiration or earlier termination of this Lease, neither Tenant nor any of its Affiliates shall, without prior written consent of Landlord, hire, engage or otherwise employ any management or supervisory personnel working on or in connection with the Premises.

        20.2 Except as required for medically appropriate reasons, prior to and after Lease termination, neither Tenant nor any of its Affiliates will recommend or solicit the removal or transfer of any patient from the Premises to any other nursing or health care facility, or to any senior housing or retirement housing facility.

        20.3 In the event the Brim Merger (as defined in Section 22.2 below) occurs, the provisions of this Section 20 shall not apply to any facilities which, as of the date of this Lease, are owned, operated or under development by the Brim Subsidiary (as defined in Section 22.2 below).

    21. Hazardous Materials.

        21.1 Hazardous Material Covenants. Tenant's use of the Premises shall comply with all Hazardous Materials Laws. In the event any Environmental Activities occur or are suspected to have occurred in violation of any Hazardous Materials Laws or if Tenant has received any Hazardous Materials Claim against the Premises, Tenant shall promptly obtain all permits and approvals necessary to remedy any such actual or suspected problem through the removal of Hazardous Materials or otherwise, and upon Landlord's approval of the remediation plan, remedy any such problem to the satisfaction of Landlord, in accordance with all Hazardous Materials Laws and good business practices.

        21.2 Tenant Notices to Landlord. Tenant shall immediately advise Landlord in writing of:

            21.2.1 any Environmental Activities in violation of any Hazardous Materials Laws,

            21.2.2  any Hazardous Materials Claims against Tenant or the
        Premises,

            21.2.3 any remedial action taken by Tenant in response to any Hazardous Materials Claims or any Hazardous Materials on, under or about the Premises in violation of any Hazardous Materials Laws,

            21.2.4 Tenant's discovery of any occurrence or condition on or in the vicinity of the Premises that materially increase the risk that the Premises will be exposed to Hazardous Materials,

            21.2.5 all communications to or from Tenant, any governmental authority or any other person relating to Hazardous Materials Laws or Hazardous Materials Claims with respect to the Premises, including copies thereof.

        21.3 Extension of Term. Notwithstanding any other provision of this Lease, in the event any Hazardous Materials are discovered on, under or about the Premises in violation of any Hazardous Materials Law, the Term shall be automatically extended and this Lease shall remain in full force and effect until the earlier to occur of the completion of all remedial action or monitoring, as approved by Landlord, in accordance with all Hazardous Materials Laws, or the date specified in a written notice from Landlord to Tenant terminating this Lease (which date may be subsequent to the date upon which the Term was to have expired).

        21.4 Participation in Hazardous Materials Claims. Landlord shall have the right, at Tenant's sole cost and expense and with counsel chosen by Landlord, to join and participate in, as a party if it so elects, any legal proceedings or actions initiated in connection with any Hazardous Materials Claims.

        21.5 Environmental Activities shall mean the use, generation, transportation, handling, discharge, production, treatment, storage, release or disposal of any Hazardous Materials at any time to or from the Premises or located on or present on or under the Premises. Nothing contained in the foregoing or elsewhere in this Section 21 is intended to, nor shall it, limit the liability of Tenant, if any, to Landlord with respect to any representation or warranty given by Tenant to landlord with respect to Hazardous Materials or environmental matters generally as set forth in the Purchase Agreement.

        21.6 Hazardous Materials shall mean (i) any petroleum products and/or by-products (including any fraction thereof), flammable substances, explosives, radioactive materials, hazardous or toxic wastes, substances or materials, known carcinogens or any other materials, contaminants or pollutants which pose a hazard to the Premises or to persons on or about the Premises or cause the Premises to be in violation of any Hazardous Materials Laws; (ii) asbestos in any form which is friable; (iii) urea formaldehyde in foam insulation or any other form; (iv) transformers or other equipment which contain dielectric fluid containing levels of polychlorinated biphenyls in excess of fifty (50) parts per million or any other more restrictive standard then prevailing; (v) medical wastes and biohazards; (vi) radon gas; and (vii) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any governmental authority or may or could pose a hazard to the health and safety of the occupants of the Premises or the owners and/or occupants of property adjacent to or surrounding the Premises.

        21.7 Hazardous Materials Claims shall mean any and all enforcement, clean-up, removal or other governmental or regulatory actions or orders threatened, instituted or completed pursuant to any Hazardous Material Laws, together with all claims made or threatened by any third party against the Premises, Landlord or Tenant relating to damage, contribution, cost recovery compensation, loss or injury resulting from any Hazardous Materials.

        21.8 Hazardous Materials Laws shall mean any laws, ordinances, regulations, rules, orders, guidelines or policies relating to the environment, health and safety, Environmental Activities, Hazardous Materials, air and water quality, waste disposal and other environmental matters.

    22. Assignment and Subletting. Tenant shall not, without the prior written consent of Landlord, which may be withheld at Landlord's sole discretion, voluntarily or involuntarily assign or hypothecate this Lease or any interest herein or sublet the Premises or any part thereof except to residents of the Premises and providers of incidental services to residential tenants such as barber shops, beauty shops and the like, provided, that the square footage of space in the Premises allocated to such providers shall not exceed in the aggregate five percent (5%) of the total square footage of the building included in the Premises. For the purposes of this Lease, a management or similar agreement shall be considered to be an assignment of this Lease by Tenant. Any of the foregoing acts without such consent shall be void but shall, at the option of

Landlord in its sole discretion, constitute an Event of Default giving rise to Landlord's right, among other things, to terminate this Lease. Without limiting the foregoing, this Lease shall not, nor shall any interest of Tenant herein, be assigned or encumbered by operation of law without the prior written consent of Landlord which may be withheld at Landlord's sole discretion. Notwithstanding the foregoing, Tenant may without Landlord's consent assign this Lease or sublet the Premises or any portion thereof to a wholly-owned subsidiary of Tenant, provided that such subsidiary fully assumes the obligations of Tenant under this Lease, Tenant remains fully liable under this Lease, any Guarantor remains fully liable with respect to its guaranty of this Lease, the use of the Premises remains unchanged, and no such assignment or sublease shall be valid and no such subsidiary shall take possession of the Premises until an executed counterpart of such assignment or sublease has been delivered to Landlord. Anything contained in this Lease to the contrary notwithstanding, Tenant shall not sublet the Premises on any basis such that the rental to be paid by the sublessee thereunder would be based, in whole or in part, on either the income or profits derived by the business activities of the sublessee, or any other formula, such that any portion of the sublease rental received by Landlord would fail to qualify as "rents from real property" within the meaning of Section 856(d) of the U.S. Internal Revenue Code, or any similar or successor provision thereto.

        22.1 For the purpose of this Lease, the transfer, assignment, sale, hypothecation or other disposition of any stock of Tenant and/or Guarantor, which results in a change in the Person (as hereinafter defined) which ultimately exerts effective Control (as hereinafter defined) over the management of the affairs of Tenant and/or Guarantor, as of the date hereof, shall be deemed to be an assignment of the Lease. For purposes herein, "Control" shall mean, as applied to any individual, partnership, association, corporation or other entity (collectively, "Person"), the possession, directly or indirectly, of the power to direct the management and policies of that Person, whether through ownership, voting control, by contract or otherwise. Notwithstanding the foregoing, nothing contained in this
Section 22.1 is intended to restrict the authority of the respective boards of directors of Tenant and/or Guarantor to appoint officers or management of Tenant and/or Guarantor.

        22.2 Notwithstanding anything to the contrary contained in Section 22.1, in no event shall (i) an initial public offering of Tenant (the "IPO"); or (ii) a merger of Tenant with Brim Senior Living, Inc., an Oregon corporation (the "Brim Subsidiary"), a wholly-owned subsidiary of Brim, Inc., an Oregon corporation ("Brim") (the "Brim Merger"); or (iii) a leveraged buyout by existing management of Tenant and/or Brim (the "Mgmt LBO"); (iv) an employee stock option plan leveraged buyout (the "ESOP LBO"); or (v) the exercise of the rights of Capital Consultants, Inc., an Oregon corporation ("CCI") to convert its preferred stock in Tenant to common stock under that certain Securities Purchase Agreement or the Restructuring Agreement, in each case by and between CCI, as agent, and Tenant which may result in CCI gaining Control in Tenant (the "CCI Conversion"), be deemed to be an assignment of this Lease; provided, however, that, without limiting Section 22.1, (x) after such IPO, any transfer, assignment, sale, hypothecation or other disposition of the voting stock of Tenant which results in twenty-five percent (25%) or more of the voting stock of Tenant being held by any Person or related group of Persons who did not have such ownership after the IPO shall be deemed to be an assignment of the Lease; and (y) after the Brim Merger, the Control of the surviving corporation must be held by Tenant or Brim and (z) with respect to the Mgmt LBO or the ESOP LBO, NHP must have approved in advance, upon its reasonable discretion, the terms of any leveraged buyout.

    23. Indemnification. To the fullest extent permitted by law, Tenant agrees to protect, indemnify, defend and save harmless Landlord, its directors, officers, shareholders, agents and employees from and against any and all foreseeable or unforeseeable liability, expense loss, costs, deficiency, fine, penalty, or damage (including without limitation punitive or consequential damages) of any kind or nature, including reasonable attorneys' fees, from any suits, claims or demands, on account of any matter or thing, action or failure to act arising out of or in connection with this Lease (including, without limitation, the breach by Tenant of any of its obligations hereunder), the Premises, or the operations of Tenant on the Premises, including, without limitation, all Environmental Activities on the Premises, all Hazardous Materials Claims or any violation by Tenant of a Hazardous Materials Law with respect to the Premises; provided, however, such indemnity shall not extend to any such suit, claim or damage which is caused solely by the willful misconduct or gross negligence of Landlord, its directors, officers, agents and employees. Upon receiving knowledge of any suit, claim or demand asserted by a third party that Landlord believes is covered by this indemnity, Landlord shall give Tenant notice of the matter. Tenant shall defend Landlord against such matter at Tenant's sole cost and expense with legal counsel satisfactory to Landlord. Landlord may elect to defend the matter with its own counsel at Tenant's expense.

    24. Holding Over. If Tenant shall for any reason remain in possession of the Premises after the expiration or earlier termination of this Lease, such possession shall be a month-to-month tenancy during which time Tenant shall pay as rental each month, 1 1/2 times the aggregate of the monthly Minimum Rent payable with respect to the last Lease Year plus Additional Rent allocable to the month, all additional charges accruing during the month and all other sums, if any, payable by Tenant pursuant to the provisions of this Lease with respect to the Premises. Nothing contained herein shall constitute the consent, express or implied, of Landlord to the holding over of Tenant after the expiration or earlier termination of this Lease, nor shall anything contained herein be deemed to limit Landlord's remedies pursuant to this Lease or otherwise available to Landlord at law or in equity.

    25. Estoppel Certificates. Each of Landlord and Tenant shall, at any time upon not less than five (5) days prior written request by the other party, execute, acknowledge and deliver to the requesting party or its designee a statement in writing, executed by an officer or general partner certifying that this Lease is unmodified and in full force and effect (or, if there have been any modifications, that this Lease is in full force and effect as modified, and setting forth such modifications), the dates to which Minimum Rent, Additional Rent and additional charges hereunder have been paid, certifying that no default by either Landlord or Tenant exists hereunder or specifying each such default and as to other matters as the requesting party may reasonably request.

    26. Conveyance by Landlord. If Landlord or any successor owner of the Premises shall convey the Premises in accordance with the terms hereof, Landlord or such successor owner shall thereupon be released from all future liabilities and obligations of Landlord under this Lease arising or accruing from and after the date of such conveyance or other transfer as to the Premises and all such future liabilities and obligations shall thereupon be binding upon the new owner.

    27. Waiver of Jury Trial. Landlord and Tenant hereby waive any rights to trial by jury in any action, proceedings or counterclaim brought by either of the parties against the other in connection with any matter whatsoever arising out of or in any way connected with this Lease, including, without limitation, the relationship of Landlord and Tenant, Tenant's use and occupancy of the Premises, or any claim of injury or damage relating to the foregoing or the enforcement of any remedy hereunder.

    28. Attorneys' Fees. If Landlord or Tenant brings any action to interpret or enforce this Lease, or for damages for any alleged breach hereof, the prevailing party in any such action shall be entitled to reasonable attorneys' fees and costs as awarded by the court in addition to all other recovery, damages and costs.

    29. Severability. In the event any part or provision of the Lease shall be determined to be invalid or enforceable, the remaining portion of this Lease shall nevertheless continue in full force and effect.

    30. Counterparts. This Lease may be executed in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same agreement.

    31. Binding Effect. Subject to the provisions of Section 22 above, this Lease shall be binding upon and inure to the benefit of Landlord and Tenant and their respective heirs, personal representatives, successors in interest and assigns.

    32. Waiver and Subrogation. Landlord and Tenant hereby waive to each other all rights of subrogation which any insurance carrier, or either of them, may have as to the Landlord or Tenant by reason of any provision in any policy of insurance issued to Landlord or Tenant, provided such waiver does not thereby invalidate the policy of insurance.

    33. Memorandum of Lease. Landlord and Tenant shall, promptly upon the request of either, enter into a short form memorandum of the Lease, in form suitable for recording under the laws of the State of Washington in which reference to this Lease shall be made. The party requesting such recordation shall pay all costs and expenses of preparing and recording such memorandum of this Lease.

    34. Incorporation of Recitals and Attachments. The recitals and exhibits, schedules, addenda and other attachments to this Lease are hereby incorporated into this Lease and made a part hereof.

    35. Titles and Headings. The titles and headings of sections of this Lease are intended for convenience only and shall not in any way affect the meaning or construction of any provision of this Lease.

    36. Usury Savings Clause. Nothing contained in this Lease shall be deemed or construed to constitute an extension of credit by Landlord to Tenant. Notwithstanding the foregoing, in the event any payment made to Landlord hereunder is deemed to violate any applicable laws regarding usury, the portion of any payment deemed to be usurious shall be held by Landlord to pay the future obligations of Tenant as such obligations arise and, in the event Tenant discharges and performs all obligations hereunder, such funds will be reimbursed to Tenant upon the expiration of the Term. No interest shall be paid on any such funds held by Landlord.

    37. Joint and Several. If more than one person or entity is the Tenant hereunder, the liability and obligations of such persons or entities under this Lease shall be joint and several.

    38. Survival of Representations, Warranties and Covenants. All of the obligations, representations, warranties and covenants of Tenant under this Lease shall survive the expiration or earlier termination of the Term.

    39. Interpretation. Both Landlord and Tenant have been represented by counsel and this Lease has been freely and fairly negotiated. Consequently, all provisions of this Lease shall be interpreted according to their fair meaning and shall not be strictly construed against any party.

Executed as of the date indicated above.

                                          TENANT:

                                          NEW CROSSINGS INTERNATIONAL
                                          CORPORATION,
                                          a Nevada corporation


                                          By: /s/ David M. Boitano
                                              -------------------------------
                                          Name: David M. Boitano
                                                -----------------------------
                                          Title: Vice President
                                                 ----------------------------


                                          LANDLORD:

                                          NATIONWIDE HEALTH PROPERTIES, INC.,
                                          a Maryland corporation

                                          By: /s/ Gary Stark
                                              -------------------------------
                                          Name: Gary Stark
                                                -----------------------------
                                          Title: Vice President
                                                 ----------------------------

STATE OF WASHINGTON )
                    ) ss.
COUNTY OF PIERCE    )



    On 9 April, 1996, before me, Joanne L. Ator, a Notary Public in and for said State, personally appeared, David M. Boitano, personally known to me (or proved to me on the basis of satisfactory evidence) to be the person(s) whose name(s)/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.

    WITNESS my hand and official seal.



Signature /s/ Joanne L. Ator         (Seal)
          ---------------------------

STATE OF CALIFORNIA )
                    ) ss.
COUNTY OF ORANGE    )



    On April 11, 1996, before me, Paula M. Bennion, a Notary Public in and for said State, personally appeared Gary Stark, personally known to me (or proved to me on the basis of satisfactory evidence) to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.

    WITNESS my hand and official seal.



Signature /s/ Paula M. Bennion       (Seal)
          ---------------------------

                             CONSTRUCTION ADDENDUM


    40. Development Advance. Subject to the terms of this Addendum, Landlord agrees to advance to Tenant, pursuant to one or more disbursements, an aggregate amount (the "Development Advance") not to exceed Four Million Four Hundred Thirty-One Thousand Dollars ($4,431,000). The Development Advance shall be used by Tenant to pay the costs of constructing the Facility.

    41. Conditions to Initial Disbursement of Development Advance. The initial disbursement of the Development Advance shall not be made by Landlord until Tenant has satisfied all of the following conditions at Tenant's sole cost and expense:

        (a) Tenant shall provide Landlord with complete copies of the plans and specifications for the Facility in form and substance acceptable to Landlord in the exercise of its reasonable discretion.

        (b) Tenant shall provide Landlord with a complete copy of the construction budget for the Facility in form and substance acceptable to Landlord in the exercise of its reasonable discretion. Any such construction budget shall include, without limitation, all direct and indirect costs of development, legal fees, architectural and engineering costs, permits and other fees, design costs, construction costs, land acquisition costs, site improvements, equipment, fixtures and furniture.

        (c) Tenant shall provide Landlord with a complete copy of the construction schedule for the Facility in form and substance acceptable to Landlord in the exercise of its reasonable discretion.

        (d) Tenant shall provide Landlord with complete copies of the following documents, in form and substance acceptable to Landlord in the exercise of its reasonable discretion:

              i) The construction contract with the general contractor, all other direct contracts with respect to any work in connection with the Facility, and each significant subcontract (as determined by Landlord) entered into or to be entered into with respect to the Facility; and

              ii) An assignment in favor of Landlord of the plans and specifications, the design architect's agreement, the general contract, the construction contract, and to all subcontracts, and all other agreements relating to the construction of the Facility or required for the use, occupancy or operation of the Facility, together with consents to such assignments as deemed appropriate by Landlord. To the extent the assignment of the general contract eliminates the need for a direct assignment of subcontracts, the requirement for assignments of subcontracts shall be waived.

        (e) Tenant shall have obtained, and provided to Landlord, evidence satisfactory to Landlord that all utilities necessary for the construction and operation of the Facility are available and are adequate to serve the Facility for the uses permitted under the Lease, as amended hereby, and that all conditions to Tenant's ability to utilize such utilities have been satisfied.

        (f) Tenant shall have obtained and provided to Landlord evidence satisfactory to Landlord of all authorizations, including, without limitation, building permits, environmental approvals, sewer and water permits, zoning and land use entitlements, and all other approvals, consents, permits and licenses issued or to be issued by any governmental authority and required for the construction of the Facility in accordance with the plans and specifications and in accordance with all applicable laws, ordinances and regulations.

        (g) Landlord shall have received and approved a list, certified by Tenant and the general contractor, of all personalty (including, but not limited to, materials, fixtures, installations and fabrications) to be incorporated into the Facility and that are to be stored, assembled, manufactured or otherwise located in a location other than the Facility.

        (h) Tenant shall have obtained, and delivered to Landlord certificates evidencing such course of construction insurance as may be reasonably required by Landlord.

    42. Satisfaction of Initial Disbursement Conditions. The conditions set forth in Section 41 shall be satisfied by August 31, 1996. Tenant's failure to so satisfy such conditions shall constitute an Event of Default after notice and the expiration of any applicable cure period as set forth in Section 10 and Landlord may, at its option, in addition to all other remedies available pursuant to this Lease, or applicable law, require Tenant to purchase the Premises from Landlord as provided in Section 49 of this Addendum.

    43. Conditions to All Disbursements of Development Advance. Except as provided in Section 51, no disbursement of the Development Advance shall be made by Landlord unless Tenant shall have satisfied all of the following conditions at Tenant's sole cost and expense:

        (a) Tenant shall give Landlord at least five (5) days written notice of Tenant's request for a disbursement of the Development Advance, which notice shall include the following:

              i)    A statement of the amount of the requested disbursement;

              ii) An itemized account of expenditures to be paid or reimbursed from the requested disbursement, certified by Tenant to be true and correct expenditures which have already been paid or are due and owing;

              iii) A certificate from the architect for the Facility certifying that the work relating to the expenditures for which the disbursement is requested has actually been performed and complies with the plans and specifications for the Facility;

              iv) A statement from Tenant confirming that the construction of the Facility is proceeding in accordance with the construction schedule, the plans and specifications, and the construction budget (all as previously approved by Landlord), certified by Tenant to be true and correct in all material respects; and

              v) Any other information or documentation Landlord shall reasonably require.

        (b) Tenant shall not have had a disbursement of Development Advance in the same calendar month, and the disbursement shall be in an amount not less than $100,000, provided, however, the last disbursement may be in the amount of remaining funds in the Development Advance.

        (c) Tenant shall have permitted Landlord to inspect the Facility at such times and in such manner as Landlord shall request, all at the reasonable expense of Tenant.

        (d) As of the date of Tenant's request for a disbursement, or as of the date of disbursement, no Event of Default and no event which with the giving of notice or the passage of time would constitute an Event of Default shall exist under the Lease.

        (e) All governmental authorizations required for the construction of the Facility, and all insurance required of Tenant, shall remain in full force and effect.

        (f) Each request for a disbursement of the Development Advance containing a request for funds to pay for any item which is not then located on the Facility shall specifically note the fact that the item(s) in question are located off-site, and Landlord may decline to disburse funds with respect to the same unless and until Landlord has received all documentation required by Landlord to assure Landlord of its ownership interest therein.

        (g) Tenant shall cause to be delivered to Landlord lien waivers and releases (partial, or final, as appropriate) from the general contractor, each construction contractor and subcontractor that is receiving in excess of $25,000, covering the amount of such payment, all in form and substance satisfactory to Landlord. Tenant shall also deliver to Landlord copies of invoices or purchase orders from each payee with an identifying reference to the Facility, which invoices or purchase orders shall support the full amount of costs contained in the requested disbursement.

    44. Use of Development Advance. Landlord shall make disbursements of the Development Advance only for items on the construction budget approved by Landlord and as provided in Section 51. No disbursement of the Development Advance shall be made for Tenant's overhead charges or construction supervision other than reasonable and customary construction supervision. Landlord reserves the right to make disbursements of the Development Advance directly to Tenant, jointly to Tenant and to its vendors, subcontractors and materialman and/or directly to Tenant's vendors, subcontractors and materialman.

    45. Shortage. Landlord shall have the right at any time and in the reasonable exercise of Landlord's judgment to determine whether the costs for construction (including, without limitation, all Minimum Rent during the Construction Period) of the Facility are greater than Landlord has approved, and Tenant shall, within ten (10) days after notice from Landlord that the Development Advance will be insufficient to fully complete the Facility and pay all costs for such completion, deposit with Landlord, cash in the amount of the shortage. Interest shall be paid at prevailing money market rates by Landlord on amounts deposited with Landlord pursuant to this Section. Any cash deposited by Tenant pursuant to this Section shall be disbursed by Landlord prior to disbursing any portion of the Development Advance.

    46. Change Orders. Landlord's prior written approval shall be required with respect to any Change Orders (as defined below) with an aggregate value of $100,000 or more, or which have the effect, as reasonably determined by Landlord, of delaying the date on which the Facility will be Substantially Complete. As used herein, "Change Orders" shall mean any change in the plans and specifications, the general contract, the construction budget, the construction schedule or any other construction contract relating to the Facility.

    47. Liens. All construction shall be free and clear of defects and liens or claims for liens for materials supplied or labor or services performed in connection with the Facility. No disbursement of the Development Advance shall be made by Landlord if Landlord reasonably suspects that such disbursement might be subject to mechanic's or material supplier's liens or any intervening or other liens against the Premises.

    48. Substantial Completion Date. Tenant shall diligently pursue completion of the Facility according to plans and specifications and the construction schedule previously approved by Landlord and construction of the Facility shall be substantially complete by June 30, 1997 (the "Completion Deadline"). The Facility shall be deemed substantially complete on the day (the "Substantial Completion Date") that Tenant provides to Landlord evidence satisfactory to Landlord of (i) the certification of the architect for the Facility that the facility is built substantially in compliance with the plans and specifications approved by Landlord, (ii) a governmental certificate of occupancy for human use and habitation or its equivalent for the Premises, and (iii) all licenses necessary for operation of the Facility. Tenant's failure to substantially complete the construction of the Facility by the Completion Deadline, or to complete each of the items set forth in the Construction Schedule within the time set forth therein shall constitute an Event of Default after notice and the expiration of any applicable cure period as set forth in the Section 10 and Landlord may, at its option, in addition to all other remedies available pursuant to this Lease or applicable law, require Tenant to purchase the Premises as provided in Section 49 of this Addendum.

    49. Tenant's Purchase Obligation. If Landlord exercises its right to require the Tenant to Purchase the property pursuant to Sections 42 or 48 of this Addendum, Tenant shall purchase the Premises from Landlord for a cash price equal to Landlord's Original Investment plus any rent or other amounts due, but unpaid, as of the closing date of such transaction (as increased by any amounts advanced by Landlord pursuant to Section 5.7 and decreased by any net award paid to Landlord pursuant to Section 13.2). So long as Tenant continues to pay all Minimum Rent and other amounts due as provided in this Lease, Tenant shall have one hundred and eighty (180)days from Landlord's exercise of its option pursuant to this Section in which to consummate such purchase utilizing an escrow at a national title company selected by Landlord. Such escrow shall be documented on such title company's standard sale escrow instructions without representations or warranties and without any due diligence or other contingencies in favor of the buyer. Tenant shall pay all costs of such sale transaction. At the close of such sale, Landlord shall deliver to Tenant title to the Premises subject only to those title exceptions shown on Exhibit "C" attached hereto. Tenant's failure to complete the purchase of the Premises or to pay Minimum Rent and other amounts due as provided herein shall, upon expiration of the cure period set forth in Section 10.1.1, constitute an Event of Default and the amount owed to Landlord by Tenant pursuant to this Section for the purchase of the Premises shall bear interest from the date due at a per annum rate equal to the lesser of the Bank of America reference rate plus five percent (5%) or the highest rate permitted by law (the "Agreed Rate"). In addition to the remedies provided in this Section 49, Landlord shall have the right to receive all attorneys' fees and costs incurred in connection with Tenant's default and the repurchase of the Premises. The remedies provided in this Section 49, if elected by Landlord, shall together be an exclusive remedy and Tenant's consummation of the purchase in accordance with this Section 49 and payment of attorneys' fees and costs shall cure the Event of Default hereunder for the purposes of any agreement or document that may be cross-defaulted with this Lease.

    50. Completion by Landlord. After the occurrence of an Event of Default pursuant to Sections 42 and 48 of this Addendum, Landlord may elect to leave the Lease in place and take over construction of the Facility using the Development Advance, but without relieving Tenant of its obligation to pay any shortage pursuant to Section 45. In such event, Tenant shall cooperate with Landlord's taking over of construction and shall provide all documents or information and perform any act reasonably necessary to smoothly effectuate the transition.

    51. Stub Period Commencement Date. The "Stub Period Commencement Date" shall be the earlier of the Substantial Completion Date or the Completion Deadline.

    52. Third-Party Servicer. Tenant hereby acknowledges and agrees that Landlord may, at its election, require that any or all disbursements of the Development Advance be made through a third-party disbursement and inspection service. If Landlord so elects, all reasonable costs and expenses relating to such third-party servicer, including without limitation all administration and inspection charges, shall be paid by Tenant.

    53. No Waiver. The waiver by Landlord of compliance with any requirement(s) with respect to any given disbursement of the Development Advance shall not affect Landlord's right to require strict compliance with all requirements as to any subsequent disbursement.

    54. Survey. Upon completion of construction of the Facility, Tenant shall, at Tenant's sole cost and expense, provide Landlord with an as-built survey showing the improvements constructed by Tenant.

    55. Landlord's Property. Any personal property purchased with the Development Advance shall be the property of Landlord ("Landlord's Personal Property"). Any improvements or fixtures constructed with the Development Advance shall be the property of Landlord.

    56. Documents and Information. All information provided to Landlord pursuant to this Addendum shall be true, accurate and complete in all material respects with reference to all material facts. Tenant shall promptly notify Landlord of any material change in any document or information provided to Landlord.

    57. Design Materials and Workmanship. Tenant shall cause the architect of the Facility to design the Facility in accordance with prudent industry practice. The materials and equipment incorporated in the Facility shall be of quality of workmanship equal to or better than the quality of those originally incorporated in Tenant's River Place Facility located at 739 E. Parkcenter Blvd., Boise, Idaho 83706. The facility shall be built in compliance with the plans and specifications approved by Landlord and all applicable laws and in accordance with prudent industry practice.

    58. Correction of Defects. Within five (5) days after notice thereof, Tenant will proceed with diligence to correct all defects in the Facility and any departure from the plans and specifications except as approved by Landlord in writing or permitted under Section 46 of this Addendum. The disbursement of any portion of the Development Advance shall not constitute a waiver of Landlord's rights pursuant to this Section. If Tenant fails to commence correction of such defects within five (5) days' notice thereof, or at any time after such commencement fails to diligently pursue such correction, Landlord may correct such defects and Tenant shall, upon demand, reimburse such costs, which shall bear interest from the date of Landlord's original notice of defects at the Agreed Rate.

                                  EXHIBIT "A"

                               Legal Description

ALL THAT CERTAIN REAL PROPERTY SITUATED IN THE STATE OF WASHINGTON, CITY OF TACOMA, COUNTY OF PIERCE, AND MORE PARTICULARLY DESCRIBED AS FOLLOWS:

PARCEL A:

BEGINNING 825 FEET SOUTH OF THE NORTHEAST CORNER OF SECTION 12,
TOWNSHIP 20 NORTH, RANGE 2 EAST OF THE W.M.;
THENCE WEST 264 FEET;
THENCE SOUTH 165 FEET;
THENCE EAST 264 FEET;
THENCE NORTH 165 FEET TO THE POINT OF BEGINNING.

PARCEL B:

BEGINNING 990 FEET SOUTH OF THE NORTHEAST CORNER OF SECTION 12,
TOWNSHIP 20 NORTH, RANGE 2 EAST OF THE W.M.;
THENCE WEST 264 FEET;
THENCE SOUTH 165 FEET;
THENCE EAST 264 FEET;
THENCE NORTH 165 FEET TO THE POINT OF BEGINNING.

PARCEL C:

BEGINNING AT A POINT 1,155 FEET SOUTH OF THE NORTHEAST CORNER OF
SECTION 12, TOWNSHIP 20 NORTH, RANGE 2 EAST OF THE W.M.;
THENCE SOUTH TO THE SOUTHEAST CORNER OF THE NORTHEAST 1/4 OF THE
NORTHEAST 1/4 OF SAID SECTION 12;
THENCE WEST 264 FEET;
THENCE NORTH TO A POINT DUE WEST OF INITIAL POINT;
THENCE EAST 264 FEET TO THE POINT OF BEGINNING;

EXCEPT THE EAST 15 FEET THEREOF;

AND EXCEPT THE SOUTH 30 FEET THEREOF.

PARCEL D:

BEGINNING AT A POINT 1,155 FEET SOUTH OF THE NORTHEAST CORNER OF
SECTION 12, TOWNSHIP 20 NORTH, RANGE 2 EAST OF THE W.M.;
THENCE WEST 15 FEET;
THENCE SOUTH TO THE NORTH LINE OF SOUTH 23RD STREET;
THENCE EAST 15 FEET;
THENCE NORTH TO THE POINT OF BEGINNING.

                                  EXHIBIT "B"

                               Appraisal Process


    If Landlord and Tenant are unable to agree upon the Fair Market Value of the Premises within any relevant period provided in this Lease, each shall within ten (10) days after written demand by the other select one MAI Appraiser to participate in the determination of fair market value. For all purposes under this Lease, the fair market value of the Premises shall be the fair market value of the Premises, unencumbered by this Lease. Within ten (10) days of such selection, the MAI Appraisers so selected by Landlord and Tenant shall select a third MAI Appraiser. The three (3) selected MAI Appraisers shall each determine the fair market value of the Premises within thirty (30) days of the selection of the third appraiser. To the extent consistent with sound appraisal practices as then existing at the time of any such appraisal, and if requested by Landlord, such appraisal shall be made on a basis consistent with the basis on which the Premises was appraised at the time of its acquisition by Landlord. Tenant and Landlord shall each pay one-half the fees and expenses of any MAI Appraiser retained pursuant to this Exhibit.

    In the event either Landlord or Tenant fails to select a MAI Appraiser within the time period set forth in the foregoing paragraph, the MAI Appraiser selected by the other party shall alone determine the fair market value of the Premises in accordance with the provisions of this Exhibit and the fair market value so determined shall be binding upon Landlord and Tenant.

    In the event the MAI Appraisers selected by Landlord and Tenant are unable to agree upon a third MAI Appraiser within the time period set forth in the first paragraph of this Exhibit, either Landlord or Tenant shall have the right to apply at Landlord's and Tenant's equal expense to the presiding judge of the court of original trial jurisdiction in the county in which the Premises is located to name the third MAI Appraiser.

    Within five (5) days after completion of the third MAI Appraiser's appraisal, all three Appraisers shall meet and a majority of the MAI Appraisers shall attempt to determine the fair market value of the Premises. If a majority are unable to determine the fair market value at such meeting, the three appraisals shall be added together and their total divided by three. The resulting quotient shall be the fair market value of the Premises. If, however, either or both of the low appraisal or the high appraisal are more than ten percent (10%) lower or higher than the middle appraisal, any such lower or higher appraisal shall be disregarded. If only one appraisal is disregarded, the remaining two appraisals shall be added together and their total divided by two, and the resulting quotient shall be such fair market value. If both the lower appraisal and higher appraisal are disregarded as provided herein, the middle appraisal shall be such fair market value. In any event, the result of the foregoing appraisal process shall be final and binding.

    "MAI Appraiser" shall mean an appraiser licensed or otherwise qualified to do business in the State and who has substantial experience in performing appraisals of facilities similar to the Premises and is certified as a member of the American Institute of Real Estate Appraisers or certified as a SRPA by the Society of Real Estate Appraisers, or, if such organizations no longer exist or certify appraisers, such successor organization or such other organization as is approved by Landlord.

                                  EXHIBIT "C"

                              Permitted Exceptions


    1. The standard printed exceptions, conditions and exclusions from coverage contained in the standard coverage owner's title policy then prevailing in use at the title company which consummates the sale transaction.

    2.  Any matters which an accurate survey of the Premises may show.

    3. Any matters shown as title exceptions in that certain ALTA owner's policy of title insurance issued by Chicago Title Insurance Company in favor of Landlord in connection with Landlord's acquisition of the Premises from Tenant.

    4. Such other matters burdening the Premises which were created with the consent or knowledge of Tenant or arising out of Tenant's acts or omissions.

                                  EXHIBIT "D"

                                Group Facilities

The following documents are referred to as the "Group Facilities". The Group Facilities must all be renewed or extended in accordance with their terms for any one to be renewed or extended.

1. Lease and Security Agreement by and between Nationwide Health Properties, Inc., a Maryland corporation and New Crossings International Corporation, a Nevada corporation dated March 27, 1996 for the facility known as Allenmore Assisted Living.

2. Sublease and Security Agreement dated December 15, 1995 between 2010 Union Park Limited Partnership, a Washington limited partnership and New Crossings International Corporation, a Maryland corporation for the facility known as Union Park at Allenmore as amended by that certain First Amendment to Sublease and Security Agreement dated March 27, 1996.





                                      D-1